AMENDED AND RESTATED CREDIT AGREEMENT

                 Dated as of July 11, 1996,

                           Among

                 SOTHEBY'S HOLDINGS, INC.,

                      SOTHEBY'S, INC.,

                      OATSHARE LIMITED,

                         SOTHEBY'S,

                  THE LENDERS NAMED HEREIN

                            and

               THE CHASE MANHATTAN BANK, N.A.

                  as Administrative Agent

                     TABLE OF CONTENTS


                                                       Page

                         ARTICLE I

                        Definitions

SECTION 1.01.   Defined Terms                             1
SECTION 1.02.   Terms Generally                          15

                         ARTICLE II

                        The Credits

SECTION 2.01.   Commitments                              15
SECTION 2.02.   Loans                                    16
SECTION 2.03.   Competitive Bid Procedure                17
SECTION 2.04.   Standby Borrowing Procedure              20
SECTION 2.05.   Refinancings                             21
SECTION 2.06.   Fees                                     21
SECTION 2.07.   Repayment of Loans                       22
SECTION 2.08.   Interest on Loans                        22
SECTION 2.09.   Default Interest                         23
SECTION 2.10.   Alternate Rate of Interest               23
SECTION 2.11.   Termination and Reduction of             23
                  Commitments
SECTION 2.12.   Prepayment                               24
SECTION 2.13.   Reserve Requirements; Change in          24
                  Circumstances
SECTION 2.14.   Change in Legality                       26
SECTION 2.15.   Indemnity                                27
SECTION 2.16.   Pro Rata Treatment                       27
SECTION 2.17.   Sharing of Setoffs                       28
SECTION 2.18.   Payments                                 29
SECTION 2.19.   Taxes                                    29
SECTION 2.20.   Assignment of Commitments Under
                  Certain Circumstances                  31

                        ARTICLE III

               Representations and Warranties

SECTION 3.01.   Corporate Existence and Good Standing    31
SECTION 3.02.   Corporate Power, Authorization and
                Compliance with the Law                  32
SECTION 3.03.   Financial Information; Absence of
                Material Adverse Change                  32
SECTION 3.04.   Employee Benefit Plans                   32
SECTION 3.05.   Environmental Matters                    33
SECTION 3.06.   Litigation                               33
SECTION 3.07.   Taxes                                    33
SECTION 3.08.   Subsidiaries                             33

SECTION 3.09.   Investment Company Act                   33
SECTION 3.10.   No Material Misstatements                33
SECTION 3.11.   Federal Reserve Regulations              33
SECTION 3.12.   Title to Properties                      34
SECTION 3.13.   Use of Proceeds                          34

                         ARTICLE IV

                   Conditions of Lending

SECTION 4.01.   All Borrowings                           34
SECTION 4.02.   Closing Date                             35

                         ARTICLE V

                   Affirmative Covenants

SECTION 5.01.   Financial Statements                     36
SECTION 5.02.   Payments and Obligations                 36
SECTION 5.03.   Maintain Property and Insurance          37
SECTION 5.04.   Maintain Existence                       37
SECTION 5.05.   Compliance with Laws                     37
SECTION 5.06.   Inspection                               37
SECTION 5.07.   ERISA                                    37

                         ARTICLE VI

                     Negative Covenants

SECTION 6.01.   Liens                                    38
SECTION 6.02.   Subsidiary Indebtedness                  39
SECTION 6.03.   Consolidations, Mergers and Sales of     40
                  Assets
SECTION 6.04.   Lines of Business.                       40
SECTION 6.05.   Transactions with Affiliates             40
SECTION 6.06.   Restrictions on Dividends                40
SECTION 6.07.   Consolidated Leverage Ratio              40
SECTION 6.08.   Consolidated Tangible Net Worth          40
SECTION 6.09.   Consolidated Coverage Ratio . . . . .    40


                        ARTICLE VII

Events of Default                                        41


                        ARTICLE VIII

The Administrative Agent                                 43


                         ARTICLE IX

                         Guarantee

SECTION 9.01.   Guarantee                                46
SECTION 9.02.   Obligations Unconditional                46
SECTION 9.03.   Reinstatement                            47
SECTION 9.04.   Subrogation                              47
SECTION 9.05.   Remedies                                 47
SECTION 9.06.   Continuing Guarantee                     48


                         ARTICLE X

                       Miscellaneous

SECTION 10.01.  Notices                                  48
SECTION 10.02.  Survival of Agreement                    48
SECTION 10.03.  Binding Effect                           48
SECTION 10.04.  Successors and Assigns                   49
SECTION 10.05.  Expenses; Indemnity                      51
SECTION 10.06.  Right of Setoff                          52
SECTION 10.07.  Applicable Law                           52
SECTION 10.08.  Waivers; Amendment                       53
SECTION 10.09.  Interest Rate Limitation                 53
SECTION 10.10.  Entire Agreement                         53
SECTION 10.11.  Waiver of Jury Trial                     54
SECTION 10.12.  Severability                             54
SECTION 10.13.  Judgment Currency                        54
SECTION 10.14.  Counterparts                             55
SECTION 10.15.  Headings                                 55
SECTION 10.16.  Jurisdiction; Consent to Service of      55
                  Process
SECTION 10.17.  Confidentiality                          55

Exhibit A-1     Form of Competitive Bid Request
Exhibit A-2     Form of Notice of Competitive Bid Request
Exhibit A-3     Form of Competitive Bid
Exhibit A-4     Form of Competitive Bid Accept/Reject
                Letter
Exhibit A-5     Form of Standby Borrowing Request
Exhibit B       Administrative Questionnaire
Exhibit C       Form of Assignment and Acceptance
Exhibit D-1     Form of Opinion of Counsel for
                Sotheby's Holdings, Inc. and Sotheby's,
                Inc.
Exhibit D-2     Form of Opinion of Counsel for Oatshare
                Limited and Sotheby's

Schedule 2.01   Commitments
Schedule 3.08   Subsidiaries
Schedule 6.01   Liens

                              AMENDMENT AND RESTATEMENT
               dated as of July 11, 1996, of the CREDIT
               AGREEMENT dated as of August 3, 1994, among SOTHEBY'S HOLDINGS, INC., a Michigan corporation ("Holdings"), SOTHEBY'S, INC., a New York corporation, OATSHARE LIMITED, a company registered in England, and SOTHEBY'S, a company registered in England (each referred to individually as a "Borrower" and collectively as the "Borrowers"); the lenders listed in Schedule 2.01 hereto or subsequently becoming parties hereto as provided herein (the "Lenders"); and THE CHASE MANHATTAN BANK, N.A., a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").


          The Borrowers have requested the Lenders and the Agent to enter into this Amendment and Restatement and, upon the terms set forth herein, to extend credit to enable the Borrowers to borrow on a standby revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date (as herein defined) a principal amount not in excess of $300,000,000 or an equivalent amount in U.K. Pounds Sterling at any time outstanding. The Borrowers have also requested the Lenders to provide a procedure pursuant to which any Borrower may invite the Lenders to bid on an uncommitted basis on short-term borrowings by such Borrower. The proceeds of such borrowings are to be used for general corporate purposes including, without limitation, refinancing commercial paper or other borrowings, and providing funds for capital expenditures and working capital. The Lenders are willing to enter into this Amendment and Restatement and to extend such credit to the Borrowers on the terms and subject to the conditions herein set forth.

          Accordingly, the parties hereto agree as follows:


ARTICLE I.  DEFINITIONS

          SECTION 1.01.  Defined Terms.  As used in this
Agreement, the following terms shall have the meanings specified below:

          "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

          "ABR Loan" shall mean any Standby Loan bearing interest at a rate determined by reference to the Alternate
Base Rate in accordance with the provisions of Article II.

          "Administrative Fees" shall have the meaning assigned to such term in Section 2.06(b).

          "Administrative Questionnaire" shall mean an
Administrative Questionnaire in the form of Exhibit B hereto.

          "Affiliate" shall mean any person (other than a Subsidiary) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with Holdings.

          "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so pub lished for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determina tion shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.

          "Alternative Currency" shall mean U.K. Pounds
Sterling.

          "Alternative Currency Borrowing" shall mean a Borrowing comprised of Alternative Currency Loans.

          "Alternative Currency Equivalent" shall mean, with respect to an amount of Dollars on any date in relation to the Alternative Currency, the amount of the Alternative Currency that may be purchased with such amount of Dollars at the Spot Exchange Rate with respect to Dollars on such date.

          "Alternative Currency Loan" shall mean any Loan denominated in the Alternative Currency.

          "Applicable Margin" shall mean on any date,
(A) with respect to ABR Loans, 0% and (B) with respect to Eurocurrency Loans, the applicable spreads set forth below based upon the ratings applicable on such date to the non-credit enhanced commercial paper of Sotheby's, Inc. (the
"Index Debt"):

                                      Eurocurrency
                                       Loan Spread
Category 1

A-1+/F1/D1                                   .145%

Category 2

A-1/F1/D1                                    .150%

Category 3

A-2/F2/D2                                    .250%

Category 4

Lower than A-2/F2/D2                         .300%

For purposes of determining the Applicable Margin for Eurocurrency Loans, (a) if S&P, Fitch or Duff & Phelps shall not have in effect a rating for Index Debt because of an action (or failure to take action) on the part of Holdings or any Subsidiary, then such rating agency will be deemed to have established a rating for Index Debt in Category 4,
(b) if the ratings established or deemed to have been established by S&P, Fitch, and Duff & Phelps shall fall within different Categories, the rating in the inferior (or numerically highest) Category shall be excluded and the Applicable Margin shall be determined by reference to whichever of the two remaining ratings is in the inferior (or numerically higher) Category; provided, that if the rating of S&P shall be excluded pursuant to this clause (b), the Applicable Margin shall in no event be determined by reference to a Category superior to (numerically lower than) Category 2; and (c) if any rating established or deemed to have been established by S&P, Fitch or Duff & Phelps shall be changed (other than as a result of a change in the rating system of either S&P, Fitch or Duff & Phelps), such change shall be effective as of the date on which such change is first announced by the rating agency making such change. Each change in the Applicable Margin shall apply to all Eurocurrency Loans that are outstanding at any time during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If (a) the rating system of S&P, Fitch or Duff & Phelps shall change, (b) any such rating agency shall cease to be in the business of rating corporate debt obligations or (c) any such rating agency shall otherwise cease to have in effect a rating for Index Debt (other than because of an action (or failure to take action) on the part of Holdings or any Subsidiary, then the Borrowers and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending any such amendment the Applicable Margin shall be determined by reference to the ratings in effect immediately prior to such change or cessation.

          "Applicable Percentage" shall mean, with respect to any Lender at any time, the percentage of the Total
Commitment represented by such Lender's Commitment at such time.

          "Assigned Dollar Value" shall mean, in respect of any Borrowing denominated in the Alternative Currency, the Dollar Equivalent thereof determined based upon the applicable Spot Exchange Rate as of the Denomination Date for such Borrowing.

          "Assignment and Acceptance Agreement" shall mean an assignment and acceptance agreement entered into by a Lender and an assignee, and accepted by the Administrative
Agent and, where required, the Borrowers, in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

          "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

          "Borrowers" shall mean Sotheby's Holdings, Inc.
Sotheby's, Inc., Oatshare Limited and Sotheby's.

          "Borrowing" shall mean a group of Loans of a single Type made by the Lenders (or in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to
Section 2.03).

          "Borrowing Request" shall mean a request by a Borrower for a Loan.

          "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in Dollars or Sterling, as the case may be, in the London interbank market.

          "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combina tion thereof, which obligations are required to be classi fied and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "Closing Date" shall mean the date of this Agreement.

          "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

          "Commitment" shall mean, with respect to each Lender, the commitment of such Lender hereunder as set forth in Schedule 2.01 hereto, as such Lender's Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.11.

          "Competitive Bid" shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.

          "Competitive Bid Accept/Reject Letter" shall mean a notification made by a Borrower pursuant to
Section 2.03(d) in the form of Exhibit A-4.

          "Competitive Bid Rate" shall mean, as to any Competitive Bid made by a Lender pursuant to
Section 2.03(b), (i) in the case of a Eurocurrency Loan, the the sum of the LIBO Rate plus the Competitive Margin and
(ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

          "Competitive Bid Request" shall mean a request made pursuant to Section 2.03 in the form of Exhibit A-1.

          "Competitive Borrowing" shall mean a borrowing consisting of a Competitive Loan or concurrent Competitive
Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by a Borrower under the bidding procedure described in Section 2.03.

          "Competitive Loan" shall mean a loan from a Lender to a Borrower pursuant to the bidding procedure described in
Section 2.03.  Each Competitive Loan shall be a Eurocurrency
Competitive Loan or a Fixed Rate Loan.

          "Competitive Margin" shall mean, as to any Eurocurrency Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

          "Consolidated Coverage Ratio" shall mean with respect to Holdings and its consolidated subsidiaries for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

          "Consolidated EBITDA" with respect to Holdings and its consolidated subsidiaries for any period shall mean the sum of (a) Consolidated Net Income for such period, (b) Consolidated Interest Expense for such period, (c) all Federal, state, local and foreign income taxes deducted in determining such Consolidated Net Income and (d) depreci ation, amortization and other non-cash charges deducted in determining such Consolidated Net Income.

          "Consolidated Interest Expense" shall mean with respect to Holdings and its consolidated subsidiaries for any period, the consolidated gross interest expense of Holdings and its consolidated subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied.

          "Consolidated Leverage Ratio" shall mean, as to Holdings and its consolidated subsidiaries, the ratio of
(a) the consolidated Indebtedness of Holdings and its consolidated subsidiaries to (b) the sum of the consolidated Indebtedness of Holdings and its consolidated subsidiaries and Consolidated Net Worth.

          "Consolidated Net Income" shall mean, for Holdings and its consolidated subsidiaries for any period, the aggregate net income (or net deficit) of such persons determined on a consolidated basis for such period, in accordance with GAAP on a basis consistent with that used in preparing the Financial Statements referred to in
Section 3.03; provided, however, that the term "Consolidated Net Income" shall exclude any extraordinary gains and losses.

          "Consolidated Net Worth" shall mean at any date shareholders' equity, as shown on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP at such date.

          "Consolidated Tangible Net Worth" shall mean at any date (a) Consolidated Net Worth at such date minus
(b) to the extent reflected as assets in a consolidated balance sheet of Holdings and its Subsidiaries at such date, net intangibles (to the extent not capitalized in the cost of property, plant and equipment). The foregoing calculation shall be made without reference to, and shall exclude, adjustments for foreign currency translation in accordance with Statement of Financial Accounting Standards No. 52 (SFAS-52).

          "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

          "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

          "Denomination Date" shall mean, in relation to any Alternative Currency Borrowing, the date that is three
Business Days before the date such Borrowing is made.

          "Dollar Equivalent" shall mean, with respect to an amount of the Alternative Currency on any date, the amount of Dollars that may be purchased with such amount of such Alternative Currency at the Spot Exchange Rate with respect to the Alternative Currency on such date.

          "Dollars" or "$" shall mean lawful money of the United States of America.

          "Duff & Phelps" shall mean Duff & Phelps Inc.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as the same may be amended from time to time.

          "ERISA Affiliate" shall mean any trade or business
(whether or not incorporated) that together with the Borrowers is treated as a single employer under Section 414 of the Code.

          "Eurocurrency Borrowing" shall mean a Borrowing comprised of Eurocurrency Loans.

          "Eurocurrency Competitive Borrowing" shall mean a Competitive Borrowing comprised of Eurocurrency Competitive
Loans.

          "Eurocurrency Competitive Loan" shall mean any Competitive Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

          "Eurocurrency Loan" shall mean any Eurocurrency
Competitive Loan or Eurocurrency Standby Loan.

          "Eurocurrency Standby Borrowing" shall mean a Standby Borrowing comprised of Eurocurrency Standby Loans.

          "Eurocurrency Standby Loan" shall mean any Standby
Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of
Article II.

          "Event of Default" shall have the meaning assigned to such term in Article VII.

          "Facility Fee" shall have the meaning assigned to such term in Section 2.06(a).

          "Facility Fee Percentage" shall mean on any date, the applicable percentage set forth below based upon the ratings applicable on such date to the Index Debt:

                                          Facility
                                               Fee
                                        Percentage
Category 1

A-1+/F1/D1                                    .08%

Category 2

A-1/F1/D1                                     .10%

Category 3

A-2/F2/D2                                     .15%

Category 4

Lower than A-2/F2/D2                          .20%

For purposes of the foregoing, (a) if S&P, Fitch or Duff & Phelps shall not have in effect a rating for Index Debt because of an action (or failure to take action) on the part of Holdings or any Subsidiary, then such rating agency will be deemed to have established a rating for Index Debt in Category 4; (b) if the ratings established or deemed to have been established by S&P, Moody's, and Duff & Phelps shall fall within different Categories, the rating in the inferior (or numerically highest) Category shall be excluded and the Facility Fee Percentage shall be determined by reference to whichever of the two remaining ratings is in the inferior (or numerically higher) Category; provided, that if the rating of S&P shall be excluded pursuant to this clause (b), the Facility Fee Percentage shall in no event be determined by reference to a Category superior to (numerically lower than) Category 2; and (c) if any rating established or deemed to have been established by S&P, Fitch or Duff & Phelps shall be changed (other than as a result of a change in the rating system of S&P, Fitch or Duff & Phelps), such change shall be effective as of the date on which such change is first announced by the rating agency making such change. Each change in the Facility Fee Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If (a) the rating system of S&P, Fitch or Duff & Phelps shall change, (b) any such rating agency shall cease to be in the business of rating corporate debt obligations or (c) any such rating agency shall otherwise cease to have in effect a rating for Index Debt (other than because of an action (or failure to take action) on the part of Holdings or any Subsidiary, then the Borrowers and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending any such amendment the Facility Fee Percentage shall be determined by reference to the ratings in effect immediately prior to such change or cessation.

          "Fees" shall mean the Administrative Fees, the Facility Fee and the Utilization Fee.

          "Financial Officer" of any corporation shall mean the Chief Financial Officer, principal accounting officer, Treasurer or Controller of such corporation.

          "Fitch" shall mean Fitch Investors Service, Inc.

          "Fixed Rate Borrowing" shall mean a Borrowing comprised of Fixed Rate Loans.

          "Fixed Rate Loan" shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum
(expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

          "GAAP" shall mean United States generally accepted accounting principles, applied on a basis consistent with the financial statements referred to in Section 3.03.

          "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

          "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaran teeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, or guarantees in the ordinary course of business including, without limitation, guarantees by the Borrowers to consignors of minimum prices in connection with sales of property.

          "Guarantor" shall mean the Borrowers in their capacity as guarantors under Section 9.01 except that Oatshare Limited and Sotheby's will not be Guarantors in respect of any obligations of Holdings and Sotheby's, Inc.

          "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind,
(b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obliga tions of such person upon which interest charges are cus tomarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relat ing to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances; provided, however, that Indebtedness shall not include trade accounts payable in the ordinary course of business (whether or not any such trade accounts have terms providing a discount if paid within a certain time or an interest factor if not paid within a certain time), and for purposes of determining compliance with the financial covenants contained in Sections 6.02, 6.07 and 6.09, Indebtedness will not include the items referred to in
(i) and (j) above. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner to the extent that the Indebtedness of such partnership is attributed to such person in accordance with GAAP.

          "Index Debt" shall have the meaning given such term under Applicable Margin.

          "Interest Payment Date" shall mean, with respect to any Loan, the last day of each Interest Period applicable thereto and, in the case of a Eurocurrency Loan with an Interest Period of more than three months' duration or a Fixed Rate Loan with an Interest Period of more than 90 days' duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months' duration or 90 days duration, as the case may be, been applicable to such Loan and, in addition, the date of any refinancing of such Loan with a Loan of a different Type.

          "Interest Period" shall mean (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6 or 9 months thereafter, as the applicable Borrower may elect,
(b) as to any ABR Borrowing, a period commencing on the date of such Loan and ending on the earlier of the next succeeding March 31, June 30, September 30 and December 31 or the date on which such Loan is repaid or prepaid and
(c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than 7 days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurocurrency Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          "LIBO Rate" shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next
1/16 of 1%) equal to the rate at which deposits in the currency in which such Borrowing is denominated approximately equal in principal amount to the Loan of the Administrative Agent, in its capacity as a Lender (or, if the Administrative Agent is not a Lender in respect of such Borrowing, then the Loan of the Lender in respect of such Borrowing with the greatest Loan amount), included in such Eurocurrency Borrowing, and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately
11:00 a.m., London time, on the date that is two Business
Days prior to the commencement of such Interest Period.

          "Lien" shall mean with respect to any asset,
(a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "Loan" shall mean any Competitive Loan or Standby
Loan.

          "Loan Documents" shall mean this Agreement and the Engagement Letter dated June 12, 1996 among the
Administrative Agent, Chase Securities Inc. and the
Borrowers.

          "Margin Stock" shall have the meaning given such term under Regulation U.

          "Material Adverse Change" or "Material Adverse
Effect" shall mean a materially adverse change in, or a materially adverse effect on, the business, assets, operations or financial condition of Holdings and its Subsidiaries taken as a whole.

          "Material Subsidiary" shall mean at any time
(a) each Subsidiary that is a Borrower and (b) any other Subsidiary that either (i) has a Subsidiary Net Worth at such time in excess of 2.5% of Consolidated Net Worth at such time or (ii) has consolidated assets in excess of 5% of the consolidated assets of Holdings and its consolidated subsidiaries at such time.

          "Maturity Date" shall mean July 11, 2001.

          "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrowers or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Obligation Currency" shall have the meaning assigned to such term in Section 10.13.

          "Other Taxes" shall have the meaning assigned to such term in Section 2.19(b).

          "PBGC" shall mean the Pension Benefit Guaranty
Corporation referred to and defined in ERISA.

          "person" shall mean any natural person,
corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

          "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for current or former employees, or any beneficiary thereof, of the Borrowers or any ERISA
Affiliate.

          "Register" shall have the meaning given such term in Section 10.04(d).

          "Regulation D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Regulation G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Reportable Event" shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code
Section 414).

          "Required Lenders" shall mean, at any time, Lenders having Commitments representing at least 51% of the Total Commitment or, after the Commitments shall have been terminated or for purposes of acceleration pursuant to paragraph (a) of Article VII, Lenders holding Loans representing at least 51% of the aggregate principal amount of the Loans outstanding. For purposes of determining the Required Lenders, any Loans denominated in the Alternative Currency shall be translated into Dollars at the Spot Exchange Rate in effect on the applicable Denomination Date.

          "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

          "S&P" shall mean Standard and Poor's Ratings
Group, a division of McGraw-Hill, Inc.

          "Spot Exchange Rate" shall mean, on any day,
(a) with respect to the Alternative Currency in relation to Dollars, the spot rate at which Dollars are offered on such day by The Chase Manhattan Bank, N.A. in London for the Alternative Currency at approximately 11:00 a.m. (London time), and (b) with respect to Dollars in relation to the Alternative Currency, the spot rate at which the Alternative Currency is offered on such day by The Chase Manhattan Bank, N.A. in London for Dollars at approximately 11:00 a.m. (London time). For purposes of determining the Spot Exchange Rate in connection with an Alternative Currency Borrowing, such Spot Exchange Rate shall be determined as of the Denomination Date for such Borrowing with respect to transactions in the Alternative Currency that will settle on the date of such Borrowing. Each determination of a Spot Exchange Rate will be made by the Administrative Agent and will be conclusive absent manifest error.

          "Standby Borrowing" shall mean a borrowing consisting of simultaneous Standby Loans from each of the Lenders.

          "Standby Borrowing Request" shall mean a request made pursuant to Section 2.04 in the form of Exhibit A-5.

          "Standby Loan" shall mean a revolving loan made by a Lender pursuant to Section 2.04. Each Standby Loan shall be a Eurocurrency Standby Loan or an ABR Loan.

          "Standby Loan Exposure" shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount at such time of all outstanding Standby
Loans of such Lender denominated in Dollars, plus (b) the Assigned Dollar Value at such time of the aggregate principal amount at such time of all outstanding Standby
Loans of such Lender that are Alternative Currency Loans.

          "Sterling" shall mean lawful money of the United
Kingdom.

          "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) which is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "Subsidiary" shall mean any subsidiary of Holdings.

          "Subsidiary Net Worth" shall mean, as to any Subsidiary at any date, shareholder's equity of such Subsidiary and its consolidated subsidiaries at such date determined in accordance with GAAP.

          "Taxes" shall have the meaning assigned to such term in Section 2.19(a).

          "Total Commitment" shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time.

          "Transferee" shall have the meaning assigned to such term in Section 2.19(a).

          "Type", when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined and the currency in which such Loan or the Loans comprising such Borrowings are denominated.
For purposes hereof, the term "rate" shall include the LIBO
Rate, the Alternate Base Rate and the Fixed Rate, and the term "currency" shall include Dollars and the Alternative
Currency.

          "Utilization Fee" shall have the meaning assigned to such term in Section 2.06(c).

          "Utilization Fee Percentage" shall mean on any date, the applicable percentage set forth below based upon the ratings applicable on such date to the Index Debt:

                                       Utilization
                                               Fee
                                        Percentage
Category 1

A-1+/F1/D1                                  .0625%

Category 2

A-1/F1/D1                                   .100%

Category 3

A-2/F2/D2                                   .100%

Category 4

Lower than A-2/F2/D2                        .125%

For purposes of the foregoing, (a) if S&P, Fitch or Duff & Phelps shall not have in effect a rating for Index Debt because of an action (or failure to take action) on the part of Holdings or any Subsidiary, then such rating agency will be deemed to have established a rating for Index Debt in Category 4; (b) if the ratings established or deemed to have been established by S&P, Fitch, and Duff & Phelps shall fall within different Categories, the rating in the inferior (or numerically highest) Category shall be excluded and the Utilization Fee shall be determined by reference to whichever of the two remaining ratings is in the inferior (or numerically higher) Category; provided, that if the rating of S&P shall be excluded pursuant to this clause (b), the Utilization Fee Percentage shall in no event be determined by reference to a Category superior to (numerically lower than) Category 2; and (c) if any rating established or deemed to have been established by S&P, Fitch or Duff & Phelps shall be changed (other than as a result of a change in the rating system of S&P, Fitch or Duff & Phelps), such change shall be effective as of the date on which such change is first announced by the rating agency making such change. Each change in the Utilization Fee Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If (a) the rating system of S&P, Fitch or Duff & Phelps shall change, (b) any such rating agency shall cease to be in the business of rating corporate debt obligations or (c) any such rating agency shall otherwise cease to have in effect a rating for Index Debt (other than because of an action (or failure to take action) on the part of Holdings or any Subsidiary, then the Borrowers and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending any such amendment the Utilization Fee Percentage shall be determined by reference to the ratings in effect immediately prior to such change or cessation.

          "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrowers' compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders. The phrase "the date of this Agreement" or "the date hereof", or words of similar effect, when used herein, shall mean July 11, 1996.

ARTICLE II.  THE CREDITS

          SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Standby Loans to the Borrowers, at any time and from time to time on and after the date hereof and until the earlier of the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in Dollars or the Alternative Currency (as specified in the Standby Borrowing Requests with respect thereto), in an aggregate principal amount at any time outstanding that will not result in such Lender's Standby Loan Exposure exceeding such Lender's Commitment, subject, however, to the conditions that (i) at no time shall (A) the sum of (I) the aggregate Standby Loan Exposures of all the Lenders, plus (II) the outstanding aggregate principal amount or Assigned Dollar Value of all Competitive Loans made by all Lenders, exceed (B) the Total Commitment and (ii) at all times the outstanding aggregate principal amount of all Standby Loans made by each Lender shall equal such Lender's Applicable Percentage of the outstanding aggregate principal amount of all Standby Loans. Each Lender's Commitment is set forth opposite its name in
Schedule 2.01. Such Commitments may be terminated or reduced from time to time pursuant to Section 2.11. Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow hereunder, on and after the date hereof and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.

          (b) For purposes of paragraph (a) above, if the Dollar Equivalent of an outstanding Borrowing denominated in the Alternative Currency, determined by the Administrative Agent based upon the applicable Spot Exchange Rate as of the date that is three Business Days before the end of the Interest Period with respect to such Borrowing, does not exceed by more than 5% the Assigned Dollar Value of such Borrowing, and if the entire amount of such Borrowing is to be refinanced with a new Borrowing of equivalent amount in the same currency and by the same Borrower, then such Borrowing shall continue to have the same Assigned Dollar Value as in effect prior to such refinancing. The Administrative Agent shall determine the applicable Spot Exchange Rate as of the date three Business Days before the end of an Interest Period with respect to a Borrowing denominated in the Alternative Currency and shall promptly notify the Borrower and the Lenders whether the Dollar Equivalent of such Borrowing exceeds by more than 5% the Assigned Dollar Value thereof.

          SECTION 2.02. Loans. (a) Each Standby Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Standby Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. The Competitive Loans and Standby Loans comprising any Borrowing shall be in (i) an aggregate principal amount or Assigned Dollar Value which is not less than $10,000,000 (or the Alternative Currency Equivalent of such amount in the case of an Alternative Currency Borrowing) and, except in the case of Alternative Currency Borrowing, an integral multiple of $1,000,000 or
(ii) an aggregate principal amount equal to the remaining balance of the available Commitments (or the Alternative Currency Equivalent thereof in the case of an Alternative Currency Borrowing).

          (b) Each Competitive Borrowing shall be comprised entirely of Eurocurrency Competitive Loans or Fixed Rate Loans, and each Standby Borrowing shall be comprised entirely of Eurocurrency Standby Loans or ABR Loans, as the Borrowers may request pursuant to Section 2.03 or 2.04, as applicable. Each Lender may at its option make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that none of the Borrowers shall be entitled to request any Borrowing which, if made, would result in an aggregate of more than twenty separate Standby Borrowings being outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods or denominated in different currencies, regardless of whether they commence on the same date, shall be considered separate Borrowings.

          (c) Subject to Section 2.05, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer to such account as the Administrative Agent may designate in federal funds (in the case of any Loan denominated in Dollars) or such other immediately available funds as may then be customary for the settlement of international transactions in U.K. Pounds Sterling not later than 11:00 a.m., New York City time, in the case of fundings to an account in New York City, or 11:00 a.m., local time, in the case of fundings to an account(s) in another jurisdiction, and the Administrative Agent shall by 12:00 (noon), New York City time, in the case of fundings to an account in New York City, or 12:00 (noon), local time, in the case of fundings to an account in another jurisdiction, credit the amounts so received to an account designated by the applicable Borrower in the applicable Borrowing Request, which account must be in the country of the currency of the Loan (it being understood that the funding may be for the credit of an account outside such country) or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to Section 2.03 in the amounts so accepted and Standby Loans shall be made by the Lenders pro rata in accordance with Section 2.16. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount in the required currency. If the Administrative Agent shall have so made funds available then to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon in such currency, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds in the relevant currency (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

          (d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.03. Competitive Bid Procedure. (a) In order to request Competitive Bids, the applicable Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit A-1, to be received by the Administrative Agent
(i) in the case of a Eurocurrency Competitive Borrowing, not later than 10:00 a.m., New York City time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before a proposed Competitive Borrowing. No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 may be rejected in the Administrative Agent's sole discretion reasonably exercised, and the Administrative Agent shall promptly notify the applicable Borrower of such rejection by telecopier. Such request shall in each case refer to this Agreement and specify (A) whether the Borrowing then being requested is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing,
(B) the date of such Borrowing (which shall be a Business
Day), (C) the aggregate principal amount of the Borrowing,
(D) the currency of such Borrowing and (E) the Interest Period with respect thereto (which may not end after the Maturity Date). If no election as to the currency of Borrowing is specified in any Competitive Bid Request, then the applicable Borrower shall be deemed to have requested Borrowings in Dollars. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by telecopier (in the form set forth in Exhibit A-2) the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to the Competitive Bid Request.

          (b) Each Lender may, in its sole discretion, make one or more Competitive Bids to a Borrower responsive to a Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent via telecopier, in the form of Exhibit A-3, (i) in the case of Eurocurrency Competitive Borrowing not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing. Multiple bids will be accepted by the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit A-3 may be rejected by the Administrative Agent after conferring with, and upon the instruction of, the applicable Borrower, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (A) the principal amount (which
(x) shall be in a minimum principal amount or Assigned Dollar Value of $10,000,000 and (except in the case of Alternative Currency Borrowings) in an integral multiple of $1,000,000, (y) shall be expressed in Dollars or, in the case of an Alternative Currency Borrowing, in that Alternative Currency and (z) may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make to the applicable Borrower, (B) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans and (C) the Interest Period and the last day thereof. If any Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent by telecopier (I) in the case of Eurocurrency Competitive Loans, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (II) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing (in the event of an Alternative Currency Borrowing no later than 11:00 a.m. London time, two Business Days prior); provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such Competitive Borrowing . A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

          (c)  The Administrative Agent shall promptly
notify the applicable Borrower by telecopier of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to the applicable
Borrower for its records as soon as practicable after completion of the bidding process set forth in this
Section 2.03.

          (d) The applicable Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above, (x) in the case of a Eurocurrency Competitive Borrow ing, not later than 10:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and
(y) in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that (i) the failure by the applicable Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) such Borrower shall not accept a bid made at a particular Competitive Bid Rate if the Borrower has decided to reject a bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by such Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if such Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower to exceed the amount specified in the Competitive Bid Request, then such Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in (x) a minimum principal amount or Assigned Dollar Value of $10,000,000 and (except in the case of Alternative Currency Borrowings) an integral multiple of $1,000,000 or (y) an aggregate principal amount equal to the remaining balance of the available applicable Commitments; provided further, however, that if a Competitive Loan must be in an amount less than $10,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of the applicable Borrower. A notice given by the applicable Borrower pursuant to this paragraph (d) shall be irrevocable.

          (e)  The Administrative Agent shall promptly
notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy sent by the Administrative Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

          (f) A Competitive Bid Request shall not be made within five Business Days after the date of any previous
Competitive Bid Request.

          (g) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the applicable Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to paragraph (b) above.

          (h) All notices required by this Section 2.03 shall be given in accordance with Section 10.01.

          SECTION 2.04. Standby Borrowing Procedure. In order to request a Standby Borrowing, the applicable
Borrower shall give telephonic notice to the Administrative Agent (confirmed by hand delivery or telecopy of a duly completed Standby Borrowing Request in the form of Exhibit A-
5), (a) in the case of a Eurocurrency Standby Borrowing, not later than 12:00 noon, New York City time, three Business Days before a proposed borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of a proposed borrowing; provided, however, that Borrowing Requests with respect to Borrowings to be made on the Closing Date may, at the discretion of the Administrative Agent, be delivered later than the times specified above (but in no event later than the time necessary to effect the funding of the Loan). No Fixed Rate Loan shall be requested or made pursuant to a Standby Borrowing Request. Such notice shall be irrevocable and shall in each case specify (i) whether the Borrowing then being requested is to be a Eurocurrency Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day), (iii) the aggregate principal amount of such Borrowing, (iv) the currency of such Borrowing (which, in the case of an ABR Borrowing, shall be Dollars) and (v) if such Borrowing is to be a Eurocurrency Borrowing, the Interest Period with respect thereto. If no election as to the currency of Borrowing is specified in any Standby Borrowing Request, then the applicable Borrower shall be deemed to have requested a Borrowing in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing if denominated in Dollars or a Eurocurrency Borrowing if denominated in the Alternative Currency. If no Interest Period with respect to any Eurocurrency Borrowing is specified, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. If the applicable Borrower shall not have given notice in accordance with this Section 2.04 of its election to refinance a Standby Borrowing prior to the end of the Interest Period in effect for such Borrowing, then such Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing if denominated in Dollars or a Eurocurrency Borrowing in the same currency and with an Interest Period of one month if denominated in the Alternative Currency.
The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.04 (and the contents thereof), of each Lender's portion of the requested Borrowing and, in the case of an Alternative Currency Borrowing, of the Dollar Equivalent of the Alternative Currency amount specified in the applicable Borrowing
Request and the Spot Exchange Rate utilized to determine such Dollar Equivalent. Subject to Section 2.01(b), if the Dollar Equivalent of a Lender's portion of any such Borrowing would exceed such Lender's remaining available Commitment, such availability to be determined by the Administrative Agent, then such Lender's portion of such Borrowing shall be reduced to the Alternative Currency Equivalent of such Lender's remaining available Commitment.

          SECTION 2.05. Refinancings. Each Borrower may refinance all or any part of any Competitive Borrowing or Standby Borrowing with a Competitive Borrowing or a Standby Borrowing of the same or a different Type made pursuant to
Section 2.03 or Section 2.04, subject to the conditions and limitations set forth herein and elsewhere in this Agree ment, including refinancings of Competitive Borrowings with Standby Borrowings and Standby Borrowings with Competitive Borrowings. Any Borrowing or part thereof in a particular currency so refinanced shall be deemed to be repaid in accordance with Section 2.07 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing under the same currency, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Administrative Agent or by the Administrative Agent to the applicable Borrower pursuant to Section 2.02(c); provided, however, that in the case of any refinancing of a Borrowing with another Borrowing in the same currency, (i) if the principal amount extended by a Lender in a refinancing is greater than the principal amount extended by such Lender in the Borrowing being refinanced, then such Lender shall pay such difference to the Administrative Agent for distribution to the Lenders described in (ii) below, (ii) if the principal amount extended by a Lender in the Borrowing being refinanced is greater than the principal amount being extended by such Lender in the refinancing, the Administrative Agent shall return the difference to such Lender out of amounts received pursuant to (i) above, and (iii) to the extent any Lender fails to pay the Administrative Agent amounts due from it pursuant to (i) above, any Loan or portion thereof being refinanced with such amounts shall not be deemed repaid in accordance with Section 2.07 and shall be payable by the applicable Borrower.

          SECTION 2.06. Fees. (a) Holdings agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31 and on the Maturity Date, a facility fee (a "Facility Fee") equal to the Facility Fee Percentage of the daily average amount of the Commitment of such Lender, whether used or unused (and whether or not the conditions set forth in Section 4.01 shall have been satisfied), during the preceding quarter (or shorter period commencing with the date hereof or ending with the Maturity Date or any date on which the Commitment of such Lender shall be terminated). All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Lender shall commence to accrue on the date of this Agreement and shall cease to accrue on the earlier of the Maturity Date and the date on which the Commitment of such Lender shall have been terminated and the Loans of such Lender shall have been repaid.

          (b)  Holdings agrees to pay the Administrative
Agent, for its own account, the fees set forth in the Engagement Letter dated June 12, 1996, among the
Administrative Agent, Chase Securities Inc. and the
Borrowers (the "Administrative Fees") at the times and in the amounts set forth therein.

          (c)  Holdings agrees to pay to each Lender,
through the Administrative Agent, on each March 31, June 30, September 30 and December 31 and on each date on which the Commitment of such Lender shall be terminated or reduced as provided herein, a utilization fee (a "Utilization Fee") equal to the Utilization Fee Percentage of the sum of the outstanding principal amount (or Assigned Dollar Value, in the case of Loans denominated in the Alternative Currency) of the Loans of such Lender for each day on which the sum of the outstanding aggregate principal amount (or Assigned Dollar Value) of Loans exceeds 50% of the Total Commitment. All Utilization Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

          (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as applicable, among the Lenders.
Once paid, none of the Fees shall be refundable except in the case of errors.

          SECTION 2.07.  Repayment of Loans.  (a) The
outstanding principal balance of each Loan made by each Lender to each Borrower shall be payable on the last day of the Interest Period applicable to such Loan and on the Maturity Date. Each Loan shall bear interest from the date of the Borrowing of which such Loan is a part on the outstanding principal balance thereof as set forth in
Section 2.08.

          (b) Each Lender shall, and is hereby authorized by the Borrowers to, maintain, in accordance with its usual practice, records evidencing the indebtedness of each Borrower to such Lender hereunder from time to time, including the date, amount, currency and Type of and the Interest Period applicable to each Loan made by such Lender from time to time and the amounts of principal and interest paid to such Lender from time to time in respect of each such Loan.

          (c) The entries made in the records maintained pursuant to paragraph (b) of this Section 2.07 and in the Register maintained by the Administrative Agent pursuant to
Section 10.04(d) shall be prima facie evidence of the existence and amounts of the obligations of each Borrower to which such entries relate; provided, however, that the failure of any Lender or the Administrative Agent to maintain or to make any entry in such records or the Register, as applicable, or any error therein shall not in any manner affect the obligation of any Borrower to repay any Loans in accordance with the terms of this Agreement.

          SECTION 2.08. Interest on Loans. (a) Subject to the provisions of Section 2.09, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days), at a rate per annum equal to (i) in the case of each Eurocurrency Standby Loan, the LIBO Rate for the Interest Period in effect for the Borrowing of which such Loan is part plus the Applicable Margin from time to time in effect and (ii) in the case of each Eurocurrency Competitive Loan, the LIBO Rate for the Interest Period in effect for the Borrowing of which such Loan is a part plus the Competitive Margin offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03.

          (b) Subject to the provisions of Section 2.09, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate.

          (c) Subject to the provisions of Section 2.09, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03.

          (d) Interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan except as otherwise provided in this Agreement. The applicable LIBO Rate or Alternate Base Rate for each
Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative
Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.09. Default Interest. If any Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, such Borrower shall on demand from time to time from the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Alternate Base Rate plus 2% per annum (or, in the case of the principal of any Loan, if higher, the rate of interest otherwise applicable, or most recently applicable, to such Loan hereunder plus
2% per annum).

          SECTION 2.10. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Type the Administrative Agent shall have determined that Dollar deposits or deposits in the Alternative Currency in which such Borrowing is to be denominated in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurocurrency Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the applicable Borrower and the Lenders.
In the event of any such determination, until the Administrative Agent shall have advised the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by a Borrower for a Eurocurrency Competitive Borrowing pursuant to Section 2.03 shall be of no force or effect and shall be denied by the Administrative Agent and (ii) any request by a Borrower for a Eurocurrency Standby Borrowing of the affected Type or in the affected currency shall be deemed to be a request for an ABR Borrowing denominated in Dollars. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

          SECTION 2.11.  Termination and Reduction of
Commitments. (a) The Commitments shall be automatically terminated at the Administrative Agent's close of business in New York City on the Maturity Date.

          (b) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, Holdings (on behalf of all the Borrowers) may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 or if less, the remaining total Commitment and (ii) no such termination or reduction shall be made which would reduce the Total Commitment to an amount less than the aggregate outstanding principal amount of the Competitive Loans and Standby Loans.

          (c)  Each reduction in the Total Commitment
hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. Holdings shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued to but not including the date of such termination or reduction.

          SECTION 2.12. Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Standby Borrowing, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent: (i) in the case of Eurocurrency Loans no later than 12:00 noon, New York City time, three Business Days prior to prepayment and (ii) in the case of ABR Loans, no later than 11:00 a.m., New York City time, on the Business Day of the prepayment; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000. No Borrower shall have the right to prepay any Competitive Borrowing.

          (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.11, the Borrowers shall pay or prepay so much of the Standby Borrowings as shall be necessary in order that the aggregate outstanding principal amount of all Loans will not exceed the Total
Commitment after giving effect to such termination or reduction.

          (c)  Each notice of prepayment under this Section
2.12 shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to
Section 2.15 but otherwise without premium or penalty.

          SECTION 2.13. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender (or any lending office of any Lender) of the principal of or interest on any Eurocurrency Loan or Fixed Rate Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income or capital stock of such Lender by the jurisdiction in which such Lender has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (or any lending office of such Lender), or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or any Eurocurrency Loan or Fixed Rate Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Fixed Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then Holdings shall (or shall cause the Borrowers to) pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Loan if (i) it shall have been aware of the change giving rise to such request at the time of submission of the Competitive Bid pursuant to which such Competitive Loan shall have been made; or (ii) if it is not the general practice of such Lender to demand compensation in similar circumstances under comparable provisions of other comparable credit agreements.

          (b) If any Lender shall have determined that any change after the date hereof in the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time Holdings shall (or shall cause the responsible Borrower to) pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Loan if it is not the general practice of such Lender to demand compensation in similar circumstances under comparable provisions of other comparable credit agreements.

          (c) A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to Holdings and shall be conclusive absent manifest error. Holdings shall (or shall cause the responsible Borrower to) pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after the receipt of the same.

          (d)  Except as provided below in this
paragraph (d), failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. No Lender shall be entitled to compensation under this
Section 2.13 for any costs incurred or reductions suffered with respect to any date unless it shall have notified Holdings that it will demand compensation for such costs or reductions not more than 90 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions.

          SECTION 2.14.  Change in Legality.
(a) Notwithstanding any other provision herein, if, after the date hereof, (i) any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or Alternative Currency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan or Alternative Currency
Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it impracticable for any Lender to make Loans denominated in the Alternative Currency or to any Borrower, then, by written notice to the Borrowers and to the Administrative Agent, such Lender may:

          (i) declare that Eurocurrency Loans or Alternative Currency Loans (in the affected currency or to the affected Borrower), as the case may be, will not thereafter (for the duration of such unlawfulness or impracticability) be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for such Alternative Currency Loans or Eurocurrency Competitive Loans and any request by a Borrower for a Eurocurrency Standby Borrowing or Alternative Currency Borrowing (in the affected currency or to the affected Borrower), as the case may be, shall, as to such Lender only, be deemed a request for an ABR Loan or a Loan denominated in Dollars, as the case may be, unless such declaration shall be subsequently withdrawn (or, if a Loan to the requesting Borrower cannot be made for the reasons specified above, such request shall be deemed to have been withdrawn); and

          (ii) require that all outstanding Eurocurrency
     Loans or Alternative Currency Loans (in the affected currency or to the affected Borrower), as the case may be, made by it be converted to ABR Loans or Loans denominated in Dollars, as the case may be, in which event all such Eurocurrency Loans or Alternative
     Currency Loans (in the affected currency or to the affected Borrower) shall be automatically converted to ABR Loans or Loans denominated in Dollars, as the case may be, as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurocurrency Loans or Alternative Currency Loans, as the case may be, that would have been made by such Lender or the converted Eurocurrency Loans or Alternative Currency Loans, as the case may be, of such Lender shall instead be applied to repay the ABR Loans or Loans denominated in Dollars, as the case may be, made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans or Loans denominated in Dollars, as the case may be.

          (b) For purposes of this Section 2.14, a notice to the Borrowers by any Lender shall be effective as to each Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

          SECTION 2.15. Indemnity. The Borrowers agree to indemnify each Lender against any actual loss or expense which such Lender may sustain or incur as a consequence of
(a) any failure by such Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by such Borrower to borrow or to refinance or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing or continuation has been given or deemed given pursuant to
Section 2.03 or 2.04, (c) any payment, prepayment, conversion or transfer of a Eurocurrency Loan or Fixed Rate Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (e) the occurrence of any other Event of Default, including, in each such case, any actual loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurocurrency Loan or Fixed Rate Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted, transferred or not borrowed (assumed to be the LIBO Rate or, in the case of a Fixed Rate Loan, the fixed rate of interest applicable thereto) for the period from the date of such payment, prepayment, conversion, transfer or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted, transferred or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.

          SECTION 2.16. Pro Rata Treatment. Except as required under Section 2.14, each Standby Borrowing, each payment or prepayment of principal of any Standby Borrowing, each payment of interest on the Standby Loans, each payment of the Facility Fees and Utilization Fees, each reduction of the Commitments and each refinancing of any Borrowing with a Standby Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Standby Loans). Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. For purposes of determining (i) the aggregate available Commitments of the Lenders at any time and (ii) the available Commitment of each Lender, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of the Lenders (including those Lenders which shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Commitments. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole Dollar (or comparable unit of the Alternative Currency) amount.

          SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against any Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Standby Loan or Standby Loans as a result of which the unpaid principal portion of its Standby Loans shall be proportionately less than the unpaid principal portion of the Standby Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Standby Loans of such other Lender, so that the aggregate unpaid principal amount of the Standby Loans and participations in the Standby Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Standby Loans then outstanding as the principal amount of its Standby Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Standby Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this
Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrowers expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Standby Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Standby Loan directly to such Borrower in the amount of such participation.

          SECTION 2.18. Payments. (a) Each Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under each other Loan Document not later than 12:00 noon, local time at the place of payment, on the date when due in immediately available funds. Each such payment shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York. Each such payment (other than principal of and interest on Alternative Currency Loans, which shall be made in the Alternative Currency) shall be made in Dollars and each Alternative Currency payment should be made at the offices of the Administrative Agent at 125 London Wall, London, England ECZY5AJ, or any other account that the Administrative Agent may designate.

          (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if appli cable.

          SECTION 2.19.  Taxes.  (a)  Each Borrower
covenants and agrees that, whether or not any Loans are made by the Lenders hereunder:

          (i) all payments on account of the principal of and interest on the Loans, and all other amounts payable by each Borrower hereunder, to or for the account of the Lenders including, without limitation, amounts payable under clause (ii) of this
     Section 2.19(a), shall be made without any setoff or counterclaim and free and clear of, and without reduction by reason of, all present and future income, stamp, documentary, registration, excise, property and other taxes and levies, deductions, charges, compulsory loans and withholdings whatsoever (other than income or franchise taxes imposed on the overall net income or capital stock of the Agent or any Lender, including any transferee or assignee thereof ("Transferee"), by the taxing authority of the jurisdiction in which the Agent or such Lender, as applicable, has its principal lending office or under the laws of which the Agent or such Lender, as applicable, is organized) and all interest, penalties or similar amounts with respect thereto, now or hereafter imposed, assessed, levied or collected by any country or any political subdivision or taxing authority thereof or therein or by any federation or association of or with which any country may be a member or associated or by any jurisdiction from which any payment hereunder is made or any taxing authority thereof or therein, on or in respect of this Agreement, the recording, registration, notarization or other formalization of any thereof, the enforcement thereof or the introduction thereof in any judicial proceedings, or on or in respect of any payments of principal, interest, premiums, charges, fees or other amounts made on, under or in respect of any thereof (hereinafter called "Taxes"), all of which will be paid by the appropriate Borrower, for its own account, prior to the date on which penalties attach thereto;

          (ii) the Borrowers shall indemnify the Agent against, and reimburse the Agent and Lenders (or Transferees) on demand for, any Taxes and any loss, liability, claim or expense arising therefrom or with respect thereto including interest, penalties and reasonable legal fees and disbursements, which the Agent may incur, whether or not such Taxes were correctly or legally asserted by the relevant taxing authority. A certificate as to the amount of such Tax, loss, liability, claim or expense prepared by the Agent, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Agent makes a written demand therefor;

          (iii) in the event that a Borrower is required by applicable law, decree or regulation to deduct or withhold Taxes from any amounts payable on, under or in respect to this Agreement, such Borrower shall pay to the Agent, such additional amount(s) as may be required, after the deduction or withholding of Taxes (including any deduction or withholding of Taxes with respect to such additional amounts), to enable the Agent to receive from such Borrower an amount equal to the amount stated to be payable by such Borrower to the Agent under this Agreement;

          (iv) each Borrower shall furnish to the Agent the official tax receipts in respect of each payment of Taxes required under this Section 2.19(a) within thirty
     (30) days after the date such payment is due pursuant to applicable law, and each Borrower shall promptly furnish to the Bank, at the Agent's request, any other information, documents and receipts that the Agent may, from time to time, reasonably require to establish to its reasonable satisfaction that full and timely payment has been made of all Taxes required to be paid under this Section 2.19(a);

          (v) in the event that the payments by a Borrower become exempt from or not subject to Taxes, such Borrower will, upon the reasonable request of the Agent, furnish to the Agent either a certificate from each appropriate taxing authority or an opinion of counsel reasonably acceptable to the Agent, in either case stating that payments hereunder are exempt from or not subject to taxes; and

          (vi) if a Lender (or Transferee) or the Agent shall become aware that it is entitled to receive a refund in respect of Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 2.19, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower make a claim to the relevant taxing authority or other Governmental Authority for such refund at the Borrower's expense. If any Lender (or Transferee) or the Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall promptly repay such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or Transferee) or the Agent to the Borrower, provided that the Borrower, upon the request of such Lender (or Transferee) or the Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender (or Transferee) or the Agent in the event such Lender (or Transferee) or the Agent is required to repay such refund to the relevant taxing authority or other Governmental Authority.

          (b) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations of each Borrower pursuant to this Section 2.19 shall survive the payment in full of the principal of and interest on the Loans.

          SECTION 2.20. Assignment of Commitments Under Certain Circumstances. (a) Any Lender (or Transferee) claiming any additional amounts payable pursuant to
Section 2.13 or Section 2.19 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by a Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the judgment of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

          (b)  In the event that any Lender shall have
delivered a notice or certificate pursuant to Section 2.13 or 2.14, or a Borrower shall be required to make additional payments to any Lender under Section 2.19, Holdings shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights and obligations under this Agreement to another financial institution approved by the Administrative Agent (which approval shall not be unreasonably withheld) which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) a Borrower or the assignee, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES

          Holdings and each Borrower represents and warrants that:

          SECTION 3.01.  Corporate Existence and Good
Standing.  Holdings and each of its Material Subsidiaries:
(a) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and
(c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify or to be in good standing could reasonably be expected to (either individually or in the aggregate) result in a Material Adverse Effect.

          SECTION 3.02. Corporate Power, Authorization and Compliance with the Law. (a) The execution, delivery and performance by the Borrowers of this Agreement, are within their respective corporate powers, have been duly authorized by all necessary corporate action and will not violate any provision of law of or the articles of incorporation, by-laws or memorandum or articles of association of any Borrower, or result in the breach of or constitute a default under or require any consent under any indenture or other material agreement or instrument to which any Borrower or any of its Subsidiaries is a party or by which any Borrower or any of its Subsidiaries or its respective properties may be bound or affected, or cause any of its properties to become subject to any Lien; this Agreement constitutes the legal, valid and binding obligation of each Borrower enforceable against such Borrower in accordance with its terms.

          (b) The conduct by Holdings and its Subsidiaries of their respective businesses as they are presently operated does not violate any material provision of law or material rule or regulation of any Governmental Authority in a manner which, when taken together with all other such violations, could reasonably be expected to result in a Materially Adverse Effect; and Holdings and its Subsidiaries have obtained all material consents and approvals of Governmental Authorities required to conduct their respective businesses as they are presently operated, except to the extent that failure to obtain any such consents or approvals could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.03. Financial Information; Absence of Material Adverse Change. (a) The audited consolidated financial statements of Holdings and its Subsidiaries for the fiscal year ended December 31, 1995, certified by independent public accountants selected by Holdings, and the unaudited consolidated financial statements for the fiscal quarter ended March 31, 1996, fairly present the financial condition of Holdings and its Subsidiaries at the dates of such statements and the results of their respective operations for the periods ended on said dates, all in conformity with generally accepted accounting principles consistently applied.

          (b) The consolidating balance sheets by geographic region of Holdings and its Subsidiaries as of December 31, 1995, and March 31, 1996, were prepared by management of Holdings in good faith.

          (c) Since December 31, 1995, there has occurred no Material Adverse Change.

          SECTION 3.04. Employee Benefit Plans. Each of the Borrowers and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No Reportable Event has occurred in respect of any Plan of any Borrower or any ERISA Affiliate. The present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto, exceed by more than $5,000,000 the value of the assets of all such underfunded Plans. Neither the Borrowers nor any ERISA Affiliate have incurred any Withdrawal Liability that materially adversely affects the financial condition of any Borrower and its ERISA Affiliates taken as a whole. Neither the Borrowers nor any ERISA Affiliate have received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has resulted or can reasonably be expected to result in an increase in the contributions required to be made to such Plan that would materially and adversely affect the financial condition of any Borrower and its ERISA Affiliates taken as a whole.

          SECTION 3.05.  Environmental Matters.  The
Borrowers are aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in a Material Adverse
Change.

          SECTION 3.06. Litigation. There are no suits, investigations or proceedings pending or, to the best of its knowledge, threatened, against or affecting Holdings or its Subsidiaries which call into question the validity of this Agreement or could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.07.  Taxes.  Holdings and its
Subsidiaries have filed all Federal and other material tax returns required to be filed and paid all Federal and other material taxes due or assessed indicated thereon, including interest and penalties, except for taxes which are being contested in good faith and by applicable proceedings, and for which Holdings and its Subsidiaries have made adequate reserves on the books of Holdings and its Subsidiaries.

          SECTION 3.08. Subsidiaries. Schedule 3.08, as the same shall be updated by Holdings from time to time by means of one or more notices delivered to the Administrative Agent, correctly sets forth the name of each Subsidiary of Holdings, its jurisdiction of incorporation and the percentage of each class of issued and outstanding capital stock owned by Holdings and any Subsidiary, respectively, if any; the corporations listed on Schedule 3.08 are the only Subsidiaries of Holdings as of the date of this Agreement.

          SECTION 3.09.  Investment Company Act.  Neither
Holdings nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 3.10.  No Material Misstatements.  No
information, report, financial statement, exhibit or schedule furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with this Agreement or included herein or delivered pursuant hereto contained or contains any material misstatement of fact or omitted or omits any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, or are made, not misleading.

          SECTION 3.11.  Federal Reserve Regulations.  (a)
Neither Holdings, nor any of its Subsidiaries is engaged principally, or as one if its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation G, U or X.

          SECTION 3.12. Title to Properties. Holdings and its Subsidiaries have good title in fee simple to, or valid and subsisting leasehold interests in, all their respective material real properties, and good title to all their respective material other properties, reflected on the financial statements of Holdings and its Subsidiaries referred to in Section 3.03 above, except for property disposed of in the ordinary course of business, and none of such properties or documents of title relating to such properties are subject to any Lien, except Liens for taxes not yet due and Liens which will not materially interfere with the occupation, use and enjoyment of Holdings and its Subsidiaries of such properties and assets in the normal course of business of Holdings and its Subsidiaries taken as a whole.

          SECTION 3.13.  Use of Proceeds.  The Borrowers
will use the proceeds of the Loans only for the purposes specified in the preamble to this Agreement.


ARTICLE IV.  CONDITIONS OF LENDING

          The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

          SECTION 4.01.  All Borrowings.  On the date of
each Borrowing, including each Borrowing in which Loans are refinanced with new Loans as contemplated by Section 2.05:

          (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 or 2.04, as applicable.

          (b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except for Section 3.03(c) and 3.06 in the case of refinancing which does not increase the aggregate principal amount of the Loans outstanding, and to the extent such representations and warranties expressly relate to an earlier date.

          (c) Each Borrower shall be in compliance with all the terms and provisions set forth herein and at the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representa tion and warranty by each Borrower on the date of such Bor rowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

          SECTION 4.02.  Closing Date.  On the Closing Date:

          (a) The Administrative Agent shall have received the favorable written opinions of Miro Weiner & Kramer and Freshfields, counsel for the Borrowers, dated the Closing Date and addressed to the Lenders, to the effect set forth in Exhibit D-1 and D-2; the Borrowers hereby instruct such counsel to deliver such opinions to the Adminstrative Agent.

          (b) All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the Lenders and to Cravath, Swaine & Moore, counsel for the Administrative Agent.

          (c)  The Administrative Agent shall have received
     (i) a copy of the certificate or articles of incorporation including all amendments thereto, of Sotheby's Holdings, Inc. and Sotheby's, Inc., certified as of a recent date by the Secretary of State or a comparable official of such Borrower's jurisdiction of incorporation, a certificate as to the good standing of such Borrowers as of a recent date, from such Secretary of State or comparable official and a copy of the Secretary's certificate for Oatshare Limited and Sotheby's to the foregoing effect; (ii) a certificate of the Secretary or Assistant Secretary of each Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolu tions duly adopted by the Board of Directors of such Borrower authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation of such Borrower has not been amended since the date of the last amendment thereto shown on the certificate of good standing or the certified copy of the certificate of incorporation furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Borrower; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and
     (iv) such other documents as Cravath, Swaine & Moore, counsel for the Administrative Agent, may reasonably request.

          (d) The Administrative Agent shall have received a certificate of Holdings, dated the Closing Date and signed by a Financial Officer of Holdings, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

          (e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date.

ARTICLE V.  AFFIRMATIVE COVENANTS

          The Borrowers covenant and agree with each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, Holdings will, and will cause each of its Subsidiaries to:

          SECTION 5.01.  Financial Statements.  In the case
of Holdings, furnish to the Agent and each Lender:

          (a) within 90 days after the end of each fiscal year, (i) a consolidated balance sheet at the end of such fiscal year and the related statements of income and operations and changes in financial position and of shareholder's equity for such year, all prepared in accordance with GAAP and audited by and accompanied by the opinion of Deloitte & Touche or other independent public accountants reasonably satisfactory to the Required Lenders and (ii) a consolidating balance sheet by geographic region;

          (b) within 60 days after the end of the first, second and third quarter of each fiscal year, a consolidated balance sheet (and a consolidating balance sheet by geographic region) at the end of such quarter and the related statement of income for such period, all prepared in accordance with GAAP and certified by the Financial Officer of Holdings;

          (c) at the time of each delivery of financial statements pursuant to (a) or (b) above, a certificate signed by a Responsible Officer of Holdings stating whether or not Holdings and its Subsidiaries are in compliance with Article VI;

          (d) promptly after the filing thereof, copies of all forms and reports filed by it with the Securities and Exchange Commission and, promptly after knowledge thereof shall have come to the attention of any Responsible Officer, written notice of (i) any threatened or pending litigation or arbitral or governmental or administrative proceeding against
     Holdings or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse
     Effect and (ii) any Event of Default (or event which with notice or the passage of time or both would constitute an Event of Default) together with a statement by a Responsible Officer describing the action, if any, which Holdings proposes to take with respect thereto; and

          (e) promptly following request therefor, such further information regarding the business affairs and financial condition of Holdings and its Subsidiaries as the Administrative Agent or any Lender may reasonably require.

          SECTION 5.02. Payment of Obligations. (a) Pay and discharge or cause to be paid and discharged promptly when due all material and lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become in default, as well as all material and lawful claims which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that neither Holdings nor any of the Subsidiaries shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity, applicability or amount thereof shall be contested in good faith by applicable proceedings and Holdings or such Subsidiary, as the case may be, shall have set aside on its books reserves reasonably deemed adequate by it with respect thereto.

          SECTION 5.03.  Maintain Property and Insurance.
(a) Maintain and preserve all properties which are used in the conduct of the business of Holdings and the Material Subsidiaries in good working order and condition, ordinary wear and tear excepted, and (b) maintain in respect of the assets of Holdings and the Material Subsidiaries, insurance in such amounts and against such risks as is generally maintained by companies operating similar businesses in the same general area. All insurance policies hereunder shall be maintained with sound and reputable insurance carriers of recognized standing.

          SECTION 5.04.  Maintain Existence.  Preserve
(a) the corporate existence and good standing of Holdings and the Material Subsidiaries and (b) all the material rights, privileges and franchises necessary and desirable in the normal conduct of the business of Holdings and the Material Subsidiaries.

          SECTION 5.05.  Compliance with Laws.  Comply with
the requirements of all applicable laws (including ERISA), regulations and orders of any Governmental Authority, a violation of which would materially affect the business or financial condition of Holdings and its Subsidiaries taken as a whole, except any such law, regulation or order which is being contested by Holdings or any Subsidiary in good faith by applicable proceedings.

          SECTION 5.06. Inspection. Give, upon the request of any Lender upon reasonable advance notice, any representative of such Lender access during normal business hours to inspect, and permit such representative to inspect, all properties belonging to it and permit such representative to examine, copy and make extracts from, financial records relating to its affairs, as such representative may reasonably require.

          SECTION 5.07. ERISA. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of Holdings or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of Holdings to the PBGC in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Report able Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice Holdings or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsec tion (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to
Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by any Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by such Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, both within the meaning of Title IV of ERISA.

ARTICLE VI.  NEGATIVE COVENANTS

          The Borrowers covenant and agree with each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, Holdings will not, either directly or indirectly, and will not cause or permit any of its Subsidiaries to:

          SECTION 6.01.  Liens.  Incur, create, assume or
permit to exist any mortgage, pledge, security interest, lien, charge or other encumbrance of any nature whatsoever
(including conditional sales or other title retention agreement) on any of its property or assets, whether owned at the date hereof or hereafter acquired, other than:

          (a) liens incurred or pledges and deposits made in connection with workmen's compensation, unemployment insurance, old-age pensions, social security and public liability and similar legislation;

          (b) liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred incident to and in the ordinary course of business;

          (c) statutory liens of landlords and other liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and vendors' liens, incurred in good faith in the ordinary course of business;

          (d) liens securing the payment of taxes, assessments and governmental charges or levies, either
     (i) not delinquent or (ii) being contested in good faith by appropriate proceedings with adequate reserves;

          (e) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value of the property or assets of Holdings and the Subsidiaries taken as a whole or materially impair the operation of the business of Holdings and the Subsidiaries taken as a whole;

          (f) liens incurred in the ordinary course of business provided that these liens are not given as security for Indebtedness;

          (g) liens on property or assets of any Subsidiary securing Indebtedness of such Subsidiary to Holdings or to a wholly owned Subsidiary of Holdings;

          (h) liens for judgments or awards, so long as the finality of such judgment or award is being contested in good faith and execution thereof is stayed; provided that the aggregate amount of liens permitted by this clause may not exceed $10,000,000;

          (i) any lien existing on any property or assets of any corporation at the time it becomes a Subsidiary of Holdings, or existing prior to the time of acquisition upon any property or assets acquired by Holdings or any of its Subsidiaries through purchase, merger or consolidation or otherwise, whether or not assumed by Holdings or such Subsidiary;

          (j) any lien placed upon property or assets within 90 days of the time of acquisition of such property or assets by Holdings or any of its Subsidiaries to secure all or a portion of (or to secure Indebtedness incurred to pay all or a portion of) the purchase price thereof, provided that any such lien shall not encumber any other property or assets of Holdings or any Subsidiary;

          (k) liens, other than the liens permitted by clauses (a) through (j) above (including any such liens in existence as of the date hereof), existing as of the date hereof and set forth on Schedule 6.01; provided, however, that no such lien shall be permitted under this clause (k) if it extends to property other than the property subject to such lien on the date hereof;

          (l) any lien renewing, extending or refunding any lien permitted by clause (i), (j) or (k) above, provided that the principal amount secured is not increased, and the lien is not extended to other property; and

          (m) liens, in addition to the liens permitted by clauses (a) through (l) above, securing obligations in an aggregate amount not greater than 10% of Consolidated Net Worth.

          SECTION 6.02.  Subsidiary Indebtedness.  Permit
any Subsidiary to create, incur, assume or permit to exist any Indebtedness except:

          (a) in the case of any Subsidiary that is a Borrower, Indebtedness not prohibited under any other
     Section of this Agreement;

          (b) Indebtedness of any Subsidiary the proceeds of which are used by such Subsidiary to make secured loans to consignors, dealers or clients in the ordinary course of business of the Borrowers and their subsidiaries and in a manner that is consistent with established practices pursuant to the auction finance business of the Borrowers and their subsidiaries;

          (c) Indebtedness of any Subsidiary to another
     Subsidiary or any Borrower;

          (d) Indebtedness of any Subsidiary outstanding on the date hereof or available to any Subsidiary under credit facilities existing on the date hereof, not in excess of $20,000,000 in the aggregate with respect to all Subsidiaries; and

          (e) other Indebtedness, provided that the aggregate principal amount of all such other
     Indebtedness of all Subsidiaries outstanding at any time (excluding amounts permitted under clauses (a) through (d) above) does not exceed 10% of Consolidated
     Net Worth at such time.

          SECTION 6.03. Consolidations, Mergers, and Sales of Assets. (a) Merge or consolidate with any other corporation, except that (i) any Borrower may merge or consolidate with a Subsidiary so long as the Borrower is the surviving entity in such merger or consolidation or (ii) any Borrower may merge or consolidate with any other Person so long as the Borrower is the surviving entity in such merger or consolidation and, after giving effect to such merger or consolidation, no Event of Default exists.

          (b) Sell, lease, transfer or otherwise dispose of all or a substantial part of its assets, other than assets no longer used or useful in the conduct of its business or leases for space used in the ordinary course of business which are near the end of their term, except dispositions in the ordinary course of business for a full and adequate consideration.

          SECTION 6.04.  Lines of Business.  Engage to any
substantial extent in any line or lines of business activity fundamentally different from the business presently engaged in.

          SECTION 6.05. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that as long as no Default or Event of Default shall have occurred and be continuing, Holdings or any of its Subsidiaries may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to Holdings or any Subsidiary than could be obtained on an arm's-length basis from unrelated third parties.

          SECTION 6.06.  Restrictions on Dividends.  Enter
into any agreement, contract or arrangement which expressly limits the right of any Subsidiary to pay dividends to its parent corporation.

          SECTION 6.07.  Consolidated Leverage Ratio.
Permit the Consolidated Leverage Ratio at any time to exceed
 .65 to 1.0.

          SECTION 6.08.  Consolidated Tangible Net Worth.
Permit Consolidated Tangible Net Worth to be less than
$150,000,000.

          SECTION 6.09. Consolidated Coverage Ratio. At any time when the Consolidated Leverage Ratio exceeds .50 to 1.0, permit the Consolidated Coverage Ratio for the period of four consecutive financial quarters most recently ended to be less than 3.0 to 1.0.

ARTICLE VII.  EVENTS OF DEFAULT

          In case of the happening of any of the following events ("Events of Default"):

          (a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

          (b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days;

          (c) default shall be made in the due observance or performance by a Borrower or any Subsidiary of any other covenant, condition or agreement contained in
     Section 5.04(a) or in Article VI;

          (d) default shall be made in the due observance or performance by a Borrower or any Subsidiary of any other covenant, condition or agreement contained in any Loan Document and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to such Borrower;

          (e) Holdings or any Subsidiary shall fail to pay any Indebtedness greater than $1,000,000, or fail during any 30-day period to pay Indebtedness aggregating more than $1,000,000, owing by Holdings or such Subsidiary, or any interest or premium thereon aggregating $1,000,000 or more, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness;

          (f) Any event or condition shall occur or exist under any agreement or instrument of Holdings or any Subsidiary evidencing or securing or relating to any Indebtedness exceeding $10,000,000, if the effect of such event or condition is to accelerate, or to permit the holder or holders of such Indebtedness or the trustee or trustees under any such agreement or instrument to accelerate, the maturity of such Indebtedness;

          (g) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan
     Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (h)(i) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of Holdings to the PBGC or to a Plan in an aggregate amount exceeding $5,000,000 and, within 30 days after the reporting of any such Reportable Event to the Agent or after the receipt by the Agent of a statement required pursuant to Section 5.07(b(iii) hereof, the Agent shall have notified the Borrower in writing that (A) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds for the termination of such Plan or Plans by the PBGC, the appointment by the appropriate United States district court of a trustee to administer such Plan or Plans or the imposition of a lien in favor of a Plan and (B) as a result thereof an Event of Default exists hereunder; or (ii) a trustee shall be appointed by a United States district court to administer any such Plan or Plans; or
     (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any such Plan or Plans;

          (i)(i) the Borrowers or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) such Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), either (A) exceeds $5,000,000 or requires payments exceeding $1,000,000 in any year or
     (B) is less than $5,000,000 but any Withdrawal Liability payment remains unpaid 30 days after such payment is due; or

          (j) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $1,000,000;

          (k) a judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate shall have been rendered against Holdings or any Subsidiary and the same shall have remained unsatisfied and in effect, without stay of execution, for any period of sixty (60) days; or

          (l) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings or any Material Subsidiary, or of a substantial part of the property or assets of Holdings or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law (or similar statute or law in any other jurisdiction), (ii) the appointment of a receiver, trustee, custodian, seques trator, conservator or similar official for Holdings or any Material Subsidiary or for a substantial part of the property or assets of Holdings or a Material Subsidiary or (iii) the winding-up or liquidation of Holdings or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (m)  Holdings or any Material Subsidiary shall
     (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United
     States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law (or similar statute or law in any other jurisdiction), (ii) consent to the institution of, or fail to contest in a timely and applicable manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar offi cial for Holdings or any Material Subsidiary or for a substantial part of the property or assets of Holdings or any Material Subsidiary, (iv) file an answer admit ting the Material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or
     (vii) take any action for the purpose of effecting any of the foregoing;

then, and in every such event (other than an event with respect to any Borrower described in paragraph (l) or (m) above), and at any time thereafter during the continuance of such event, the Administrative Agent shall at the request of the Required Lenders, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein to the contrary notwithstanding; and, in any event with respect to a Borrower described in paragraph (l) or (m) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein to the contrary notwithstanding.

ARTICLE VIII.  THE ADMINISTRATIVE AGENT

          In order to expedite the transactions contemplated by this Agreement, The Chase Manhattan Bank, N.A. is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provi sions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) as provided in Article VII, to give notice on behalf of each of the Lenders to the Borrowers of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by any Borrower pursuant to this Agreement as received by the Administrative Agent.

          Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connec tion herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, or any other Loan Documents or other instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrowers on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or a Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          The Lenders hereby acknowledge that the
Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

          Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and
Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

          With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

          Each Lender agrees (a) to reimburse the
Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder or, if the Commitments shall have been terminated, its outstanding Loans) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by one of the Borrowers and (b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrowers; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

          Each Lender acknowledges that it has,
independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed applicable, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem applicable, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX.  GUARANTEE

          SECTION 9.01. Guarantee. (a) Subject to the last sentence of this Section 9.01(a), each Guarantor hereby guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the principal of and interest (accruing at the rate specified herein after the filing or commencement of any bankruptcy or similar proceeding) on the Loans made by the Lenders to any Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by any Borrower under this Agreement, strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations"). Each Guarantor hereby further agrees that if any Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding anything in this
Article IX to the contrary, Oatshare Limited and Sotheby's will not be liable as Guarantors for the obligations of Sotheby's Holdings, Inc. and Sotheby's, Inc.

          (b)  Anything herein to the contrary
notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

          SECTION 9.02. Obligations Unconditional. The obligations of each Guarantor under Section 9.01 hereof are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.02 that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of any Guarantor hereunder:

          (a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

          (b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted; or

          (c) the maturity of any of the Guaranteed
     Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.

          SECTION 9.03. Reinstatement. The obligations of each Guarantor under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration.

          SECTION 9.04. Subrogation. Each Guarantor hereby irrevocably waives all rights of subrogation or contribution, whether arising by operation of law (including, without limitation, any such right arising under Title 11 of the United States Code) or otherwise, by reason of any payment by it pursuant to the provisions of this
Article IX and further agrees for the benefit of each of its creditors (including, without limitation, each Lender and the Administrative Agent) that any such payment by it of the Guaranteed Obligations of any Borrower shall constitute a contribution of capital or a dividend, as the case may be, by such Guarantor to such Borrower.

          SECTION 9.05. Remedies. Each Guarantor agrees that, as between the Guarantors and the Lenders, the obligations of any Borrower under this Agreement may be declared to be forthwith due and payable as provided in
Article VII hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 9.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Approved Borrower) shall forthwith become due and payable by each Guarantor for purposes of such
Section 9.01.

          SECTION 9.06.  Continuing Guarantee.  The
guarantee in this Article IX is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.


ARTICLE X.  MISCELLANEOUS

          SECTION 10.01.  Notices.  Notices and other commu
nications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to any Borrower, to it in care of Holdings at 1334 York Avenue, New York, New York 10021,
     Attention of John S. Brittain, Jr., Senior Vice
     President (Telecopy No. (212) 606-7287);


          (b) if to the Administrative Agent, to The Chase Manhattan Bank, N.A., Agent Bank Services Group, Grand Central Tower, 140 East 45th Street, New York, New
     York 10017, Attention of Meline Kasparian (Telecopy No. 212-622-0002), with copies to The Chase Manhattan Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of William Rindfuss (Telecopy No. 212-270-
     1474); and

          (c) if to a Lender, to it at its address (or tele copy number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, or on the date five Business Days after dispatch by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.

          SECTION 10.02. Survival of Agreement. All cove nants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instru ments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

          SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign rights hereunder or any interest herein without the prior consent of all the Lenders.

          SECTION 10.04. Successors and Assigns. (a) When ever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

          (b)  Each Lender may assign to one or more
assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment or outstanding Loans at the time owing to
it); provided, however, that (i) except in the case of an assignment to a Lender or an affiliate of such Lender, Holdings and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agree ment, (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or, if smaller, such Lender's remaining Commitment) and the amount of the Commitment of such Lender remaining after such assignment shall not be less than $10,000,000 or shall be zero,
(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement and a processing and recordation fee of $4,000 and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance Agreement, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 10.05, as well as to any Fees accrued for its account hereunder and not yet paid)). Notwithstanding the foregoing, any Lender assigning its rights and obligations under this Agreement may retain any Competitive Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.
          (c) By executing and delivering an Assignment and Acceptance Agreement, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, if any, and the outstanding balances of its Standby Loans and Competitive Loans, if any, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance Agreement, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or the financial condition of the Borrowers or any Subsidiary or the performance or observance by any Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;
(iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance Agreement; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed applicable to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obliga tions which by the terms of this Agreement are required to be performed by it as a Lender.

          (d) The Administrative Agent shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a duly completed Assign ment and Acceptance Agreement executed by an assigning
Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, as required, the written consent of Holdings and the Administrative Agent to such assignment, the Administrative
Agent shall (i) accept such Assignment and Acceptance
Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders.

          (f)  Each Lender may without the consent of
Holdings or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to
it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 to the same extent as if they were Lenders and (iv) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or changing or extending the Commitments).

          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or partici pant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure of information designated by the Borrowers as confidential, each such assignee or partici pant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confiden tiality of such confidential information. It is understood that confidential information relating to the Borrowers would not be provided in connection with assignments or participations of Competitive Loans.

          (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such assignment shall release a Lender from any of its obligations hereunder. In order to facilitate such an assignment to a Federal Reserve Bank, the applicable Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to such Borrower by the assigning Lender hereunder.

          (i) The Borrowers shall not assign or delegate any of their rights or duties hereunder, except pursuant to a merger permitted by Section 6.03.

          SECTION 10.05. Expenses; Indemnity. (a) Each Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent or any Lender. Each Borrower further agrees that it shall indem nify the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Govern mental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

          (b)  Each Borrower agrees to indemnify the
Administrative Agent, each Lender and each of their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all actual losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the actual or proposed use of the proceeds of the Loans or
(iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indem nitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related ex penses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indem nitee.

          (c) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consumma tion of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan
Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

          SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebted ness at any time owing by such Lender to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 10.07.  Applicable Law.  THIS AGREEMENT
AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN
ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW
YORK.

          SECTION 10.08.  Waivers; Amendment.  (a)  No
failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease the Utilization Fees or Facility Fees of any Lender or extend any payment date therefor without the prior written consent of such Lender, or (iii) amend or modify the provisions of Section 2.16, the provisions of Article IX, the provisions of this Section or the definition of the term "Required Lenders", without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

          SECTION 10.09. Interest Rate Limitation. Notwith standing anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable on the Loans of such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

          SECTION 10.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

          SECTION 10.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agree ment and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this
Section 10.11.

          SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotia tions to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

           SECTION 10.13.  Judgment Currency.  (a)  The
Borrowers' obligations hereunder and under the other Loan Documents to make payments in Dollars or in the Alternative Currency (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Borrower or in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made at the Alternative Currency Equivalent or Dollar Equivalent, in the case of any Alternative Currency or Dollars, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

          (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any judgment, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

          (c)  For purposes of determining the Alternative
Currency Equivalent or Dollar Equivalent or rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

          SECTION 10.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effec tive as provided in Section 10.03.

          SECTION 10.15.  Headings.  Article and Section
headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agree ment and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          SECTION 10.16. Jurisdiction; Consent to Service of Process. (a) Each Borrower hereby irrevocably and uncon ditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Borrower or its proper ties in the courts of any jurisdiction.

          (b) Each Borrower hereby irrevocably and uncondi tionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or here after have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 10.17. Confidentiality. Except as otherwise provided in Section 10.04(g), the Administrative Agent and each of the Lenders agrees to keep confidential (and (i) to cause its respective officers, directors and employees to keep confidential and (ii) to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Agent or any Lender shall be permitted to disclose Information (a) to such of its respective Affiliates, officers, directors employees, agents and representatives as need to know such Information,
(b) to the extent requested by any bank regulatory authority, (c)(i) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process or (ii) in connection with the enforcement of this Agreement, (d) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Agreement or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers or (e) to the extent Holdings shall have consented to such disclosure in writing. For the purposes of this Section, "Information" shall mean all information that is received from and relates to Holdings or any of its Subsidiaries other than any such information available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure thereto by Holdings or any such Subsidiary. The provisions of this Section 10.17 shall remain operative and in full force and effect regardless of the expiration of this Agreement.

          IN WITNESS WHEREOF, the Borrowers (in their capacity as Borrowers and Guarantors), the Administrative
Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              SOTHEBY'S HOLDINGS, INC.,

                                by /s/ John S. Brittain, Jr.
                                   Name: John S. Brittain, Jr.
                                   Title: Senior Vice President &
                                        Treasurer

                              SOTHEBY'S, INC.,

                                by /s/ Arlene Kick
                                   Name: Arlene Kick
                                   Title: Treasurer

                              OATSHARE LIMITED,

                                by /s/ M.G.L. Curle
                                   Name: M.G.L. Curle
                                   Title: Director

                              SOTHEBY'S,

                                by /s/ H. Wyndham
                                   Name: H. Wyndham
                                   Title: Director

                              THE CHASE MANHATTAN BANK, N.A.,
                              individually and
                              as Administrative Agent,

                                by /s/ William Rindfuss
                                   Name: William Rindfuss
                                   Title: Vice President

                              BANK OF TOKYO-MITSUBISHI TRUST
                              COMPANY,

                                by /s/ Paula Mueller
                                   Name: Paula Mueller
                                   Title: Vice President

                              BARCLAYS BANK PLC,

                                by /s/ Jan Bishop
                                   Name: Jan Bishop
                                   Title: Senior Vice President

                              THE BANK OF NEW YORK,

                                by /s/ William A. Kerr
                                   Name: William A. Kerr
                                   Title: Vice President

                              COMERICA BANK,

                                by /s/ Phyllis McCann
                                   Name: Phyllis McCann
                                   Title: Vice President

                              CREDIT LYONNAIS NEW YORK
                              BRANCH,

                                by /s/ Robert Ivosevich
                                   Name: Robert Ivosevich
                                   Title: Senior Vice President

                              THE FIRST NATIONAL BANK OF
                              CHICAGO,

                                by /s/ Maureen C. Oliveri
                                   Name: Maureen C. Oliveri
                                   Title: ITS:AVP

                              UNION BANK OF SWITZERLAND, NEW
                              YORK BRANCH,

                                by /s/ Daniel R. Strickford
                                   Name: Daniel R. Strickford
                                   Title: Assistant Vice President

                                by /s/ Laurent J. Chaix
                                   Name: Laurent J. Chaix
                                   Title: Vice President

                              THE BANK OF NOVA SCOTIA,

                                by /s/ J. Alan Edwards
                                   Name: J. Alan Edwards
                                   Title: Authorized Signatory

                              BAYERISCHE VEREINSBANK AG, NEW
                              YORK BRANCH,

                                by /s/ Marianne Weinzinger
                                   Name: Marianne Weinzinger
                                   Title: Vice President

                                by /s/ Walter H. Eckmeier
                                   Name: Walter H. Eckmeier
                                   Title: Vice President

                              BANCA COMMERCIALE ITALIANA, NEW
                              YORK BRANCH

                                by /s/ Charles P. Dougherty
                                   Name: Charles P. Dougherty
                                   Title: Vice President

                                by /s/ Tiziano Gallonetto
                                   Name: Tiziano Gallonetto
                                   Title: Assistant Vice President

                                                 EXHIBIT A-1
              FORM OF COMPETITIVE BID REQUEST


The Chase Manhattan Bank, N.A.,
 as Administrative Agent for
 the Lenders referred to below,
270 Park Avenue
New York, NY 10017

Attention:

                                             [Date]

Dear Sirs:

          The undersigned, [Sotheby's Holdings, Inc.,
Sotheby's, Inc., Oatshare Limited or Sotheby's](the "Borrower"), refers to the $300,000,000 Amended and Restated Credit Agreement dated as of July 11, 1996 (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrowers and Lenders named therein and The Chase Manhattan Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. [Sotheby's Holdings, Inc., Sotheby's, Inc., Oatshare Limited or Sotheby's] hereby gives you notice pursuant to Section 2.03(a) of the Credit Agreement that it requests a Competitive Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Competitive Borrowing is requested to be made:

          (A)  Date of Competitive Borrowing
               (which is a Business Day)

          (B)  Principal Amount of
               Competitive Borrowing / 1

          (C)  Interest rate basis / 2

          (D)  Interest Period and the last
               day thereof / 3

          Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, [Sotheby's Holdings, Inc., Sotheby's, Inc., Oatshare Limited or Sotheby's] shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.02(c) and (d) of the Credit Agreement have been satisfied.

                              Very truly yours,

                              [Sotheby's Holdings, Inc.,
                               Sotheby's, Inc., Oatshare
                               Limited or Sotheby's],



                              by_________________________
                                   Title:  [Responsible Officer]

                                                 EXHIBIT A-2
         FORM OF NOTICE OF COMPETITIVE BID REQUEST


[Name of Lender]
[Address]
New York, New York

Attention:

                                             [Date]

Dear Sirs:

          Reference is made to the $300,000,000 Amended and Restated Credit Agreement dated as of July 11, 1996 (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrowers and Lenders named therein and The Chase Manhattan Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. [Sotheby's Holdings, Inc., Sotheby's, Inc., Oatshare Limited or Sotheby's] made a Competitive Bid
Request on             , 19  , pursuant to Section 2.03(a)
of the Credit Agreement, and in that connection you are invited to submit a Competitive Bid by [Date]/[Time]. / 4 Your Competitive Bid must comply with Section 2.03(b) of the Credit Agreement and the terms set forth below on which the Competitive Bid Request was made:

          (A)  Date of Competitive Borrowing

          (B)  Principal amount of
               Competitive Borrowing

          (C)  Interest rate basis

          (D)  Interest Period and the last
               day thereof

                              Very truly yours,

                              The Chase Manhattan Bank, N.A.,
                              as Administrative Agent,



                              By______________________
                                   Title:

                                                 EXHIBIT A-3
                  FORM OF COMPETITIVE BID


The Chase Manhattan Bank, N.A.,
 as Administrative Agent for
 the Lenders referred to below,
270 Park Avenue
New York, NY 10017

Attention:
                                             [Date]
Dear Sirs:

          The undersigned, [Name of Lender], refers to the $300,000,000 Amended and Restated Credit Agreement dated as of July 11, 1996 (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrowers and Lenders named therein and The Chase Manhattan Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby makes a Competitive Bid pursuant to Section 2.03(b) of the Credit Agreement, in response to the Competitive Bid Request
made by the Borrower on             , 19  , and in that
connection sets forth below the terms on which such Competitive Bid is made:

          (A)  Principal Amount / 5

          (B)  Competitive Bid Rate / 6

          (C)  Interest Period and last
               day thereof

          The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Borrower on the requested date of Competitive Bid Borrowing upon acceptance by the Borrower of this bid in accordance with Section 2.03(d) of the Credit Agreement.

                              Very truly yours,

                              [NAME OF LENDER],



                              by_______________________
                                   Title:

                                                 EXHIBIT A-4
        FORM OF COMPETITIVE BID ACCEPT/REJECT LETTER


The Chase Manhattan Bank, N.A.,
 as Administrative Agent
 for the Lenders referred to below
270 Park Avenue
New York, NY 10017

Attention:  [       ]

                                                      [Date]

Dear Sirs:

          The undersigned, [Sotheby's Holdings, Inc.,
Sotheby's, Inc., Oatshare Limited or Sotheby's] (the
"Borrower"), refers to the $300,000,000 Amended and Restated
Credit Agreement dated as of July 11, 1996 (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrowers and Lenders named therein and The Chase
Manhattan Bank, N.A., as Administrative Agent for the
Lenders.

          In accordance with Section 2.03(c) of the Credit Agreement, we have received a summary of bids in connection
with our Competitive Bid Request dated                and in
accordance with Section 2.03(d) of the Credit Agreement, we hereby accept the following bids for maturity on [date]:

Principal Amount    Fixed Rate/Margin   Lender

$                     [%] [+/-.  %]
$

We hereby reject the following bids:

Principal Amount    Fixed Rate/Margin   Lender

$                     [%] [+/-.  %]
$

The $          should be deposited in The Chase Manhattan
Bank, N.A. account number [     ] on [date].

                              Very truly yours,

                              [Sotheby's Holdings, Inc.,
                              Sotheby's, Inc., Oatshare
                              Limited or Sotheby's],

                                by

                                   Name:
                                   Title:

                                                 EXHIBIT A-5
             FORM OF STANDBY BORROWING REQUEST


The Chase Manhattan Bank, N.A.,
 as Administrative Agent
 for the Lenders referred to below
270 Park Avenue
New York, NY 10017

Attention:

                                                      [Date]

Dear Sirs:

          The undersigned, [Sotheby's Holdings, Inc.,
Sotheby's, Inc., Oatshare Limited or Sotheby's] (the "Borrower"), refers to the $300,000,000 Amended and Restated Credit Agreement dated as of July 11, 1996 (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrowers and Lenders named therein and The Chase Manhattan Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. [Sotheby's Holdings, Inc., Sotheby's, Inc., Oatshare Limited or Sotheby's] hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that it requests a Standby Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Standby Borrowing is requested to be made:

                    (A)  Date of Standby Borrowing
                         (which is a Business Day)

                    (B)  Principal Amount of
                         Standby Borrowing / 7

                    (C)  Interest rate basis / 8

                    (D)  Interest Period and the last
               day thereof / 9

          Upon acceptance of any or all of the Loans made by the Banks in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.02(c) and (d) of the Credit Agreement have been satisfied.

                              Very truly yours,

                              [Sotheby's Holdings, Inc.,
                              Sotheby's, Inc., Oatshare
                              Limited or Sotheby's],

                                by

                                   Title:

                                                   Exhibit B

                           Chase

     The Chase Manhattan Bank, N.A.
     140 East 45th Street
     New York, NY 10017-3162
     Tel 212/622-0001
     Fax 212/622-0002
     Telex 353006 ABSC NYK


                  SOTHEBY'S HOLDINGS, INC.
                ADMINISTRATIVE QUESTIONNAIRE

Please accurately complete the following information and return via FAX to the attention of Janet Belden at The Chase
Manhattan Bank, N.A. as soon as possible.

FAX Number:    212-622-0122

LEGAL NAME TO APPEAR IN DOCUMENTATION:


GENERAL INFORMATION - DOMESTIC LENDING OFFICE:
Institution Name:
Street Address:
City, State, Zip Code:

GENERAL INFORMATION - EURODOLLAR LENDING OFFICE:
Institution Name:
Street Address:
City, State, Zip Code:

CONTACTS/NOTIFICATION METHODS:
CREDIT CONTACTS:
Primary Contact:
Street Address:
City, State, Zip Code:
Phone Number:
FAX Number:

Backup Contact:
Street Address:
City, State, Zip Code:
Phone Number:
FAX Number:

TAX WITHHOLDING:
     Non Resident Alien  _____ Y*  _____N
     * Form 4224 Enclosed
     Tax ID Number

CONTACTS/NOTIFICATION METHODS:
ADMINISTRATIVE CONTACTS - BORROWINGS, PAYDOWNS, INTEREST,
FEES, ETC.
Contact:
Street Address:
City, State, Zip Code:
Phone Number:
FAX Number:

BID LOAN NOTIFICATION:
Contact:
Street Address:
City, State, Zip Code:
Phone Number:
FAX Number:

PAYMENT INSTRUCTIONS:

Name of Bank where funds are to be transferred:


Routing Transit/ABA number of Bank where funds are to be transferred:


Name of Account, if applicable:

Account Number:
Additional Information:


It is very important that all of the above information is accurately filled in and returned promptly. If there is someone other than yourself who should receive this questionnaire, please notify us of their name and FAX number and we will FAX them a copy of the questionnaire. If you have any questions, please call me on 212-622-0011.

             FOREIGN CURRENCY:  POUNDS STERLING


CONTACTS/NOTIFICATION METHODS:

ADMINISTRATIVE CONTACTS - BORROWINGS, PAYDOWNS, INTEREST,
FEES, ETC.

Contact:
Street Address:
City, State, Zip Code:
Phone Number:
FAX Number:

PAYMENT INSTRUCTIONS:

Name of Bank where funds are to be transferred:


Routing Transit/ABA number of Bank where funds are to be transferred:


Name of Account, if applicable:

Account Number:
Additional Information:

                                                   EXHIBIT C
                         [FORM OF]

                 ASSIGNMENT AND ACCEPTANCE


          Reference is made to the $300,000,000 Amended and Restated Credit Agreement dated as of July 11, 1996 (the "Credit Agreement"), among Sotheby's Holdings, Inc., a Michigan corporation, Sotheby's, Inc., a New York corporation, Oatshare Limited, a company registered in England and Sotheby's, a company registered in England, the Lenders named therein and The Chase Manhattan Bank, N.A., as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Terms defined in the Credit Agreement are used herein with the same meanings.

          The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Effective Date and Competitive Loans and Standby Loans owing to the Assignor which are outstanding on the Effective Date, together with unpaid interest accrued on the assigned Loans to the Effective Date and the amount, if any, set forth on the reverse hereof of the Fees accrued to the Effective Date for the account of the Assignor. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 10.04 of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
          This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in
Section 2.19(i) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit B to the Credit Agreement and (iii) the Assignee shall pay all fees as specified in Section 10.04(b) of the Credit Agreement.

          This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made within such State, without regard to conflicts of law provisions and principles of such State.
Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Effective Date of Assignment
(may not be fewer than 5 Business
Days after the Date of Assignment):

                                           Percentage
                                           Assigned of
                                           Facility/Commit-
                                           ment (set forth,
                                           to at least 8
                     Principal Amount      decimals, as a
                     Assigned (and         percentage of
                     identifying           the Facility and
                     information as        the aggregate
                     to individual         Commitments of
                     CompCompetitive       all Lenders
Facility             Loans)                thereunder)

Commitment           $                                    %
Assigned

Standby Loans:

Competitive
Loans:

Fee Assigned (if any):

The terms set forth above and on the
reverse side hereof are hereby agreed to:

                              Accepted

_____________, as Assignor    [Sotheby's Holdings, Inc.,
                         Sotheby's, Inc., Oatshare Limited
                         or Sotheby's]


By:_____________________      By:________________________
     Name:                         Name:
     Title:                        Title:

                              Acknowledged

________________, as Assignor The Chase Manhattan Bank,
                         N.A., as administrative agent


By:_____________________      By:______________________
     Name:                         Name:
     Title:                        Title:
_______________________________
     1/ Not less that $10,000,000 (or the Alternative
Currency Equivalent of such amount in the case of an
Alternative Currency Borrowing) and (except in the case of
Alternative Currency Borrowings) in integral multiples of
$1,000,000.

     2/ Eurodollar Loan or Fixed Rate Loan.

     3/ Which shall be subject to the definition of "Interest Period" and end not later than the Maturity Date.

     4/ The Competitive Bid must be received by the Agent
(i) in the case of Eurodollar Loans, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (ii) in the case of Fixed Rate Loans, not later then 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing.

     5/ Not less than $10,000,000 and (except in the case of Alternative Currency Borrowings) in integral multiples of $1,000,000.

     6/ i.e., LIBO Rate + or -   %, in the case of
Eurodollar Loans or    %, in the case of Fixed Rate Loans.

     7/ Not less than $10,000,000 (or the Alternative
Currency Equivalent of such amount in the case of an Alternative Currency Borrowing) and (except in the case of Alternative Currency Borrowings) in integral mutliples of $1,000,000.

     8/ Eurodollar Loan or ABR Loan.

     9/ Which shall be subject to the definition of "Interest Period" and end not later than the Maturity Date.

                                                    EXHIBIT D-1
Miro Weiner & Kramer Letterhead







                                                       July 11, 1996

The Chase Manhattan Bank, N.A.,
as Administrative Agent
270 Park Avenue
New York, New York  10017-2029

Lenders who are party to the Credit
Agreement described below (the "Lenders")

    Re: Loan in the Maximum Aggregate Principal amount of $300,000,000 from the Lenders to Sotheby's Holdings, Inc., Sotheby's, Inc., Oatshare Limited and Sotheby's

Ladies and Gentlemen:

     We have acted as counsel to Sotheby's Holdings, Inc., a Michigan corporation, as borrower and guarantor ("Holdings"), and to Sotheby's, Inc., a New York corporation, as borrower and guarantor, in connection with the execution and delivery by Holdings and Sotheby's, Inc. of that certain Amended and Restated Credit Agreement, dated as of July 11, 1996 (the "Credit Agreement"), among Holdings, Sotheby's, Inc., Oatshare Limited, a company registered in England, and Sotheby's, a company registered in England (collectively, the "Borrowers"), The Chase Manhattan Bank, N.A., as Administrative Agent, and the Lenders. This opinion is being delivered to the Lenders pursuant to Section 4.02(a) of the Credit Agreement. Terms used in this opinion that are defined in the Credit Agreement and not otherwise defined in this opinion have the meanings ascribed to them in the Credit Agreement.

 In rendering this opinion, we have examined each of the following documents:
     (1) Credit Agreement;
     (2) the Articles of Incorporation of Holdings;
     (3) the By-laws of Holdings;
     (4) The Certificate of Good Standing with respect to Holdings, issued by the Michigan Department of Commerce date July 3, 1996 (the "Holdings Certificate of Good Standing");
     (5) the Certificate of Incorporation of Sotheby's, Inc.;
     (6) the By-laws of Sotheby's, Inc.;
     (7) the Certificate of Good Standing with respect to Sotheby's, Inc. issued by the State of New York, Department of State, Secretary of State, dated July 3, 1996 (the "Sotheby's, Inc. Certificate of Good Standing").

In addition, we have examined such records of Holdings and Sotheby's, Inc., and such agreements, certificates of public officials, certificates of officers or other representatives of Holdings and Sotheby's, Inc. and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     Our opinions are subject in all respects to the following assumptions, exceptions and qualifications, without which we would not render the opinions contained in this letter:

     A. The following opinions are given as of the date hereof, are limited to the effect of the internal laws of the States of Michigan and New York (excluding any political subdivision thereof) and the federal laws of the United States and are based upon the law (as the law is presently interpreted by regulations or published opinions) and the state of facts which exist as of the date hereof. Any change in law may be applied retroactively, and we express no opinion with respect to the possible effect of such retroactive application. We assume no responsibility to advise you of any subsequent changes in the existing law or state of facts, nor do we assume responsibility to update this opinion with respect to any matters set forth herein. Wherever in this opinion we have made an assumption or we have done so in each case with your permission. For purposes of the opinions expressed herein, we have determined, assuming the constitutionality of Section 5-1401 of the New York General Obligations Law, that a New York court would find that the Credit Agreement is governed by the laws of the State of New York. However, to the extent that an action is brought in a jurisdiction other than New York against Holdings or Sotheby's, Inc. with respect to the Credit Agreement or if such provision of the New York General Obligations Law is found to be unconstitutional, we have assumed that the choice of New York law would govern. In rendering this opinion, we have relied upon the representations and warranties set forth in the Credit Agreement.

     B. We have made no inquiry or investigation whatsoever concerning the status, power, and authority of the Lenders. We have assumed that each of the Lenders (i) was duly organized, is validly existing, and is in good standing under the laws of the jurisdiction in which it was organized, (ii) has the requisite power and authority to enter into the Credit Agreement and to perform all of its obligations thereunder, and (iii) has duly authorized, executed and delivered the Credit Agreement.

     C. We express no opinion with respect to the effect of any, and assume compliance by each of the Lenders with all, laws and regulations applicable to the Lenders or the transaction contemplated by the Credit Agreement because of the nature of the business of each of the Lenders. We have assumed that each of the Lenders (i) has qualified to transact business or conduct affairs in the State of New York or
        (ii) is not required to qualify to transact business or conduct affairs in the State of New York.

     D. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photographic copies. We have further assumed the genuineness of all signatures (other than those of the officers of Holdings and Sotheby's, Inc.) on the Credit Agreement.

     E. We have assumed that parties executing the Credit Agreement, other than Holdings or Sotheby's, Inc., had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed, other than with respect to Holdings and Sotheby's, Inc., the due authorization by all requisite action, corporate or otherwise, execution and delivery by such parties of such document and the validity and binding effect thereof.

     F. No opinion is expressed with respect to the applicability of, compliance with, or consequences of any state or federal laws regarding environmental, health, discrimination, labor, taxation, employment, zoning, antitrust, securities, building construction or bank regulatory matters.

     G. Enforcement of the Credit Agreement is subject to, and may be limited or prohibited by,inter alia (i) the rights of the United States under the Federal Tax Lien Act of 1966, as amended, (ii) the application of general principles of equity, the limits of specific performance and injunctive relief, and the exercise of judicial discretion, and (iii) all applicable bankruptcy, reorganization, insolvency, arrangement, fraudulent conveyance, moratorium and other similar laws related to or affecting the enforcement or creditors' rights generally from time to time in effect.

     H. Notwithstanding anything contained in the Credit Agreement that may imply otherwise, a court could refuse to enforce, or could enjoin the exercise of, any remedies under, or provisions of the Credit Agreement , including, without limitation, the acceleration of any Borrowings under the Credit Agreement by reason of waiver or by reason of any unconscionable or inequitable conduct or as a result of fraud on the part of any party. Similarly, a court could enjoin any party from pursuing any remedy if the pursuit thereof was predicated upon a breach that the court concluded was not material or did not affect the party pursuing such remedy.

     I. We express no opinion as to the enforceability of any provisions of the Credit Agreement purporting to waive rights or defenses (including, without limitation, rights to notice and hearing, the right to a jury trial and any waiver of the defense of inconvenient forum) of Holdings or Sotheby's, Inc., or any affiliate or related entity of either of them.

     J. We express no opinion regarding the enforceability of any provisions in the Credit Agreement which purport to require payment or reimbursement of attorneys' fees, paralegal fees, court costs, appraisals, title costs, litigation expenses or similar costs and expenses.

     K. In addition to the assumptions, exceptions and qualifications contained above in this opinion letter, certain rights, covenants, remedies, consents, authorizations, releases, stipulations, and waivers (including, without limitation, provisions in the Credit Agreement that the stated rights and remedies are not exclusive, that the rights and remedies are cumulative, or that the election of some particular remedy or remedies does not or do not preclude recourse to one or more other remedies) provided for in the Credit Agreement may be unenforceable, unavailable, or ineffective, but the inclusion of such matters will not (i) cause the Credit Agreement to be either wholly unenforceable or wholly invalid or (ii) preclude the judicial enforcement of Holdings' or Sotheby's, Inc.'s obligations to repay money borrowed pursuant to the Credit Agreement.

     L. This Opinion does not extend to, and may not be distributed to or used or relied upon by, any person other than the Lenders and the Administrative Agent. This opinion is limited to the matters expressly set forth herein, and notwithstanding the foregoing assumptions, exceptions and qualification, no opinion is to be implied or may be inferred beyond the matters expressly so stated.

     M. In rendering the opinions set forth below as to the good standing of Holdings in the State of Michigan, we have relied exclusively on the Holdings Certificate of Good Standing. We have conducted no other investigations. We have assumed that there has been no change in the status of Holdings since July 3, 1996 (i.e., the date of the Holdings Certificate of Good Standing) and that the Holdings Certificate of
        Good Standing has not been canceled or revoked. To our actual knowledge, without having made any independent investigation or inquiry, there has been no change in such status or such cancellation or revocation.

     N. In rendering the opinions set forth below as to the good standing of Sotheby's, Inc. in the State of New York, we have relied exclusively on the Sotheby's, Inc. Certificate of Good Standing. We have conducted no other investigations. We have assumed that there has been no change in the status of Sotheby's, Inc. since July 3, 1996 (i.e., the date of the Sotheby's, Inc. Certificate of Good Standing) and that the Sotheby's, Inc. Certificate of Good Standing has not been canceled or revoked. To our actual knowledge, without having made nay independent investigation or inquiry, there has been no change in such status or such cancellation or revocation.

     O. As used in this opinion, the term "our actual knowledge" means the current conscious knowledge (excluding, inter alia, constructive and imputed knowledge) of the attorneys employed by this firm.

     Based upon and subject to the foregoing, it is our opinion that:

     1. Holdings has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Michigan and has all requisite authority to conduct its business in every jurisdiction where such qualification is or will be required where the failure to so qualify could reasonable be expected to result in a Material Adverse Effect.

     2. Sotheby's, Inc. has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Michigan and has all requisite authority to conduct its business in every jurisdiction where such qualification is or will be required where the failure to so qualify could reasonable be expected to result in a Material Adverse Effect.

     3. The execution and delivery by Holdings and Sotheby's, Inc. of the Credit Agreement, the Borrowings under the Credit Agreement and the performance by each of Holdings and Sotheby's, Inc of their respective Obligations have been duly authorized by all requisite corporation action and proceedings (including any required approval of shareholders) on the part of each of Holdings and Sotheby's, Inc. and will not:
          (a) violate any provisions of law, statute, rule or regulation (including, without limitation, the Margin Regulations), or the articles of incorporation or certificate of incorporation or other constitutive documents or by-laws of Holdings or any Material Subsidiary;

          (b) to our actual knowledge violate any order of any Governmental Authority;

          (c) to our actual knowledge violate or result in a default under any provision of any material indenture or other material agreement or material instrument to which either Holding's or Sotheby's, Inc. is a party or by which either of them or any of their property or assets is or may be bound; and

          (d) to our actual knowledge result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings or Sotheby's, Inc.

     4. The Credit Agreement has been duly executed and delivered by each of Holdings and Sotheby's, Inc. and constitutes legal, valid and binding obligations of each of Holdings and Sotheby's, Inc. enforceable against Holdings and Sotheby's , Inc. in accordance with its terms.

     5. Except as disclosed in Section 3.06 of the Credit Agreement, there is to our actual knowledge no litigation or proceeding pending or threatened against any of the Borrowers which could reasonably be expected to result in a Material Adverse Effect.

                                                  Very truly yours,

                                                  Miro, Weiner & Kramer

                                                  EXHIBIT D-2
Freshfields Letterhead




To: The Chase Manhattan Bank, N. A.
 (as administrative agent) and to all
of the lenders who are party to the
Credit Agreement (as defined below)



                                             11 July 1996

Dear Sirs

Amended and Restated $300,000,000 Credit Agreement dated as of 11 July 1996 among Sotheby's Holdings, Inc., Sotheby's, Inc., Oatshare Limited, Sotheby's, the Lenders referred to therein and The Chase Manhattan Bank, N.A. (as Administrative Agent) (the Credit Agreement)

Introduction

1. We have acted as advisers as to English law to Sotheby's and Oatshare Limited (the Companies) in relation to the Credit Agreement. We have been asked to provide an opinion to you in connection with the obligations of Companies pursuant to the Credit Agreement.

2. In connection with the above-mentioned transaction, we have examined the following documents:

(i)  a  certificate of the Secretary of Sotheby's  dated  11
July 1996;

(ii) a certificate of the Secretary of Oatshare Limited dated 11 July 1996; and

(iii) a copy of the executed Credit Agreement,

and relied upon the statements as to factual matters contained in or made pursuant to each of the above-mentioned documents.

3. This opinion is confined to matters of English law. Accordingly, we express no opinion herein with regard to any system of law other than laws of England as currently applied by the English courts. In particular, we express no opinion on European Community law as it affects any jurisdiction other than England. This opinion is to be governed by and construed in accordance with English law as at the date of this opinion. To the extent that the laws of the State of New York may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws.


Assumptions

4. In considering the above documents and in rendering this opinion we have with your consent and without any further enquiry assumed:

(a)   the   genuineness  of  all  signatures  on,  and   the
authenticity and completeness of, all documents submitted to us whether as originals or copies;

(b) the conformity to originals of all documents supplied to us as photocopies or facsimile copies;

(c)   that   each  of  the  statements  contained   in   the
certificates referred to at paragraphs 2(i) and 2(ii) above is true and correct as at the date hereof;

(d) that the Credit Agreement has been duly authorized, executed and delivered by each of the parties thereto in accordance with all applicable laws (other than, in the case of the Companies, the laws of England);

(e) that the Credit Agreement constitutes legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms under all applicable laws including the laws of the State of New York by which it is expressed to be governed (other than, in the case of the Companies, the laws of England) and assumed that satisfactory evidence of the laws of the State of New York which is required to be pleaded and proved as a fact in any proceedings before the English Courts, could be pleaded and proved;

(f) that the Credit Agreement has been delivered by each party thereto and is not subject to any escrow or other similar arrangement;

(g) that the Credit Agreement has been entered into for bona fide commercial reasons and on arm's length terms by each of the parties thereto;

(h) that the directors of each of the Companies in authorising execution of the Credit Agreement have exercised their powers in accordance with their duties under all applicable laws and the relevant Memorandum and Articles of Association. Whilst we have not made any enquiries in this regard, we are not aware of any matters that indicate that these duties have not been complied with; and

(i) that the information revealed by our searches of the public microfiche of each of the Companies kept at the Companies Registration Office in London referred to in paragraph 5 (a)(i) below and our oral enquiry today of the Central Registry of Winding up Petitions referred to in paragraph 5(a)(ii) below was accurate in all respects and has not since the time of such search or enquiry been altered.

Opinion

5. On the basis of, and subject to, the foregoing and the matters set out in paragraphs 6 and 7 below and any matters not disclosed to us, and having regard to such considerations of English law in force as at the date of this letter as we consider relevant, we are of the opinion that:

(a)  the Companies have each been duly incorporated in Great
Britain and registered in England and Wales and:

(i) our searches of 9 July 1996 of the public microfiche of each of the Companies kept at the Companies Registration office in London revealed no order or resolution for the winding up of either of the Companies and no notice of appointment in respect of either of the Companies of a liquidator, receiver, administrative receiver or administrator;

(ii) the Central Registry of Winding up Petitions has confirmed in response to our oral enquiry made today that no petition for the winding up of either of the Companies has been presented within the period of six months covered by such enquiry;

(b) each of the Companies has the requisite corporate capacity to enter into the Credit Agreement and to perform its obligations thereunder;

(c) the execution and performance of the Credit Agreement has been duly authorised by all necessary corporate action on the part of each of the Companies and the Credit Agreement has been duly executed by each of the Companies, which execution and performance do not and will not result in any violation by either of the Companies of any term of its Memorandum Articles of Association or of any law or regulation having force of law in England and applicable to it;

(d) the obligation of each of the Companies under the Credit
Agreement will be recognised by, and enforceable in, the English courts;

(e) no consents, licenses, approvals or authorisation of any governmental or other authority or agency in the United Kingdom are required by law in connection with the execution, delivery and performance of the Credit Agreement by either of the Companies;

(f) no filing or registration of the Credit Agreement is necessary under English law; and

(g) the choice of the laws of the State of New York to govern the Credit Agreement will be recognised and upheld by the English courts.

Qualifications
6. Our opinion is subject to the following qualifications:

(a) the searches at the Companies Registration Office referred to in paragraph 5(a)(i) are not conclusively capable of revealing whether or not:

(i) a winding up order has been made or a resolution passed for the winding up of a company; or

(ii) an administration order has not been made; or

(iii) a receiver, administrative receiver, administrator or liquidator has been appointed,

as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on public microfiche of the relevant company immediately. In addition, those searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or petition for an administration order has been presented;

(b) the enquiry at the Central Registry of Winding up Petitions referred to in paragraph 5(a)(ii) relates only to the compulsory winding up and is not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made;

(c) the choice of the laws of the State of New York to govern the Credit Agreement would not be recognised or upheld if there were reason for avoiding the choice of law on the grounds that its application would be manifestly incompatible with public policy. The choice of laws of the State of New York would not be upheld, for example, if it was made with the intention of evading the law of jurisdiction with which the contract had it most substantial connection and which, in the absence of the laws if the State of New York, would have invalidated the contract or been inconsistent therewith;

(d) English courts can give judgments in currencies other than sterling if, subject to the terms of the contract, it is the currency which most fairly expresses the plaintiff's loss but such judgment may be required to be converted into sterling for enforcement purposes;

(e) an English court has power to stay an action where it is shown that there is some other forum, having competent jurisdiction, which is more appropriate for the trial of the action, that is in which the case can be tried more suitably for the interests of all parties and the ends of justice, and where staying the action is not inconsistent with the EEC Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters of 1968 (as amended) and subordinate legislation made thereunder or with the Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters of 1988 as applied by virtue of the Civil Jurisdiction and Judgments Act 1991;

(f) under the rules of procedure applicable, an English court may, at its discretion, order a plaintiff in an action, being a party who is not ordinarily resident in some part of the United kingdom, to provide security for costs;

(g) section 2.09 of the Credit Agreement would be enforceable if the provisions of that clause were held to constitute a penalty and not a genuine and reasonable pre-estimate of the loss likely to be suffered as a result of the default in payment of the amount in question. We express no opinion on whether any such provision does constitute such a genuine and reasonable pre-estimate;

(h) in some circumstances an English court would not give effect to section 10.12 of the Credit Agreement in particular if to do so would not accord with public policy or would involve the court in making a new contract for the parties;

(i) an English court may refuse to give effect to any provision in an agreement (i) for the payment of expenses in respect of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before an English court or where the court has itself made an order for the costs or (ii) which would be inconsistent with English public policy;

(j) the term "enforceable" as used in this opinion means that the obligations assumed by the relevant party under the relevant document are of the type which the English courts enforce. This opinion is not to be taken to imply that any obligation would necessarily be capable of enforcement in all circumstances in accordance with its terms. In particular:

(i) an English court will not necessarily grant any remedy the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

(ii) claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to the defense or set-off or to counterclaim;
and

(iii)    where  obligations  are  to  be  performed   in   a
jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction;

(k) this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances.

Observations

7. We should also like to make the following observations:

(a) it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to the Credit Agreement, or that no material facts have been omitted therefrom;

(b) we have not considered the particular circumstances of any of the Lenders nor the effect of any such particular circumstances on the Credit Agreement or the effect of the transaction contemplated by any document referred to herein on any such circumstances; and

(c) we have not been involved in the detailed preparation of the Credit Agreement and have reviewed the document only for the limited purpose of giving this opinion in relation to the Companies. Accordingly, we express no view as to the suitability of the Credit Agreement or of its provisions or its general compliance with market practice or any commercial aspects of such document.

Benefit of opinion

8. This opinion is addressed to you solely for your own benefit in relation to the Credit Agreement and, except with our prior written consent, is no to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by you for any other purpose.

Yours faithfully

Freshfields

                                               SCHEDULE 2.01
                          Lenders

                                             Revolving
Name and Address                               Credit
   of Lender                                 Commitment

The Chase Manhattan Bank, N.A.           $75,000,000
270 Park Avenue
New York, NY 10017

Telecopier No. (212) 270-1474

Attention of Mr. William Rindfuss

The Bank of New York                       $25,000,000
One Wall Street
New York, NY 10286

Telecopier No. (212) 635-1480

Attention of Mr. William G. C. Dakin

The Bank of Nova Scotia                  $25,000,000
One Liberty Plaza
New York, NY 10006

Telecopier No. (212) 225-5090

Attention of Ms. Leslie Colin

Barclays Bank PLC                        $25,000,000
222 Broadway, 12th Floor
New York, NY 10016

Telecopier No. (212) 412-7590

Attention of Mr. Matthew Tuck

Comerica Bank                            $25,000,000
One Detroit Center
500 Woodward Avenue
Detroit, MI 48226

Telecopier No. (313) 222-9516

Attention of Ms. Phyllis D. McCann

Bank of Tokyo-Mitsubishi Trust Co.       $25,000,000
1251 Avenue of the Americas
12th Floor
New York, NY 10116

Telecopier No. (212) 782-6445

Attention of Ms. Paula Mueller

The First National Bank of Chicago       $25,000,000
153 West 51st Street, 8th Floor
New York, NY 10019

Telecopier No. (212) 373-1388

Attention of Ms. Anna Hoffman

Union Bank of Switzerland,               $25,000,000
  New York Branch
299 Park Avenue
New York, NY 10171

Telecopier No. (212) 821-3383

Attention of Mr. Daniel Strickford

Bayerishe Vereinsbank AG,                $25,000,000
  New York Branch
335 Madison Avenue, 19th Floor
New York, NY 10017

Telecopier No. (212) 880-9724

Attention of Ms. Marianne Weinzinger

Credit Lyonnais New York Branch               $15,000,000
1301 Avenue of the Americas
New York, NY 10019

Telecopier No. (212) 459-3179

Attention of Ms. Silvana Burdick

Banca Commerciale Italiana                    $10,000,000
One Williams Street
New York, NY 10004

Telecopier No. (212) 809-2124

Attention of Mr. Charles Dougherty

                                                       Schedule 3.08
                    Subsidiaries of Sotheby's Holdings, Inc.
The subsidiaries of Sotheby's Holding, Inc., which               Jurisdiction of
are wholly owned except where indicated, are as follows:         Incorporation

Sotheby's Holdings, Inc.                                         Michigan
     Sotheby Parke Bernet Stamp Auction, Inc.                    Connecticut
     Sotheby's Asia, Inc.                                        Michigan
          Sotheby's Hong Kong Ltd.                               Hong Kong
          Sotheby's Japan Ltd.                                   Japan
          Sotheby's Australia Pty. Ltd. (50.249%)                Australia
          Sotheby's Asia Ltd.                                    Bermuda
               Sotheby's Australia Pty. Ltd.(49.751%)            Australia
               Sotheby's Taiwan Ltd.                             Taiwan
               Sotheby's Monaco S.A.M.                           Monaco
     Sotheby's Art Sales Corp.                                   New York
     Sotheby's (Canada), Inc.                                    Canada
     Sotheby's Financial Services, Inc.                          Nevada
          SFS California, Inc.                                   Nevada
     Sotheby's International Realty, Inc.                        Michigan
          Sotheby's International Realty Affiliates, Inc.        New York
          Sotheby's International Realty of Colorado, Inc.       Michigan
          Sotheby's International Realty Ltd.                    United Kingdom
     Sotheby's Service Corporation                               Delaware
     SPTC, Inc.                                                  Nevada
          Sotheby's Nevada, Inc.                                 Nevada
               Acquavella Modern Art (50%)                       Nevada
     SFS Holding, Inc.                                           Delaware
          Fine Art Insurance Ltd.                                Bermuda
     York Warehouse, Inc.                                        New York
     Sotheby's, Inc.                                             New York
          Sotheby's Jersey Ltd.                                  Jersey
          Sotheby's Fine Art S.L.                                Spain
          Sotheby's Peel y Asociados S.A.                        Spain
          Etablissement Sotheby                                  Liechtenstein
          Oatshare Limited                                       United Kingdom
               Int'l Art & Antique Loss Register Ltd. (20%)      United Kingdom
               Sotheby's International Travel Limited            United Kingdom
               Sotheby's                                         United Kingdom
                    Art Development (India) Ltd.                 United Kingdom
                         Sotheby's India Pvt. Ltd. (50%)         United Kingdom
                    Lexbourne Limited (50%)                      United Kingdom
                    Sotheby's London                             United Kingdom
                    Sotheby's Inst. for Fine & Deco. Arts Ltd.   United Kingdom
                    Sotheby's Espana S.A.                        Spain
               Suitlast Limited                                  United Kingdom
               Sotheby's Financial Services Ltd.                 United Kingdom
          Sotheby Parke Bernet, Inc.                             Delaware
               Advisory Services S.A. (1%)                       Argentina
          Sotheby Parke Bernet Nederland B.V.                    Netherlands
               Sotheby Mak van Waay B.V.                         Netherlands
               Sotheby's Israel, Ltd.                            Israel
          Sotheby's A.G.                                         Switzerland
               Sotheby's Scandinavia A.B.                        Sweden
               Sotheby's Italia S.R.L.                           Italy
          Sotheby's Deutschland GmbH                             West Germany
               Sotheby's Kunstauktinen GmbH                      Austria
                    Sotheby's Hungary Ltd.                       Hungary
          Sotheby's France S.A.R.L.                              France
          Sotheby's Holdings International, Inc.                 Michigan
          Fine Art Finance Corp.                                 Delaware
               Advisory Services S.A. (99%)                      Argentina
          York Avenue Development, Inc.                          New York
          York Storage, Inc.                                     New York

                                               SCHEDULE 6.01
                           Liens

                            None